Exhibit 99.1

EXPLANATORY NOTE
This Exhibit 99.1 includes the following revised portions of the 2024 Annual Report on Form 10-K originally filed with the Securities and Exchange Commission ("SEC") on February 13, 2025 (“2024 Form 10-K”) of Kimberly-Clark Corporation (the “Corporation,” “Company,” “we” or “our”) for all periods presented to reflect the presentation of our International Family Care and Professional (“IFP”) Business as discontinued operations:
•Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
•Part II, Item 8. Financial Statements and Supplementary Data
•Part IV, Item 15. Exhibits, Financial Statements Schedules
Except as specifically set forth herein to reflect the IFP Business as discontinued operations, no revisions have been made to our 2024 Form 10-K to update for other information, developments or events that have occurred since such filing. This Exhibit 99.1 should be read in conjunction with our 2024 Form 10-K and subsequent filings with the SEC, including Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025, and September 30, 2025 and Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding events, risks, developments and updates affecting the Corporation and our expectations that have occurred since the filing of our 2024 Form 10-K. The information contained herein is not an amendment to, or a restatement of our 2024 Form 10-K. Unaffected items and unaffected portions of our 2024 Form 10-K have not been repeated in, and are not amended or modified by this Exhibit 99.1. Amounts included in this Exhibit 99.1 are reported in millions unless otherwise noted.

KIMBERLY-CLARK CORPORATION

PART II

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Introduction
This MD&A is intended to provide investors with an understanding of our recent performance, financial condition, cash flows and future prospects. This discussion and analysis compares consolidated and segment results for 2024 to 2023 and 2023 to 2022. As discussed in Item 8, Notes 1 and 3 to the Consolidated Financial Statements, the results and related assets and liabilities of the IFP Business are reported as discontinued operations. As a result, unless specifically stated, all discussions included below reflect continuing operations for all periods presented. The reference to "N.M." indicates that the calculation is not meaningful. Amounts are reported in millions, except per share amounts, unless otherwise noted.
The following will be discussed and analyzed:
•Overview of Business and Recent Developments
•Business Environment and Trends
•Results of Operations
•Liquidity and Capital Resources
Throughout this MD&A, we refer to financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the financial measures used to evaluate management. For additional information and reconciliations to the most closely comparable financial measures presented in our Consolidated Financial Statements, which are calculated in accordance with U.S. GAAP, see "Summary of Non-GAAP Financial Measures" below.
Overview of Business and Recent Developments
We are a global company focused on delivering essential products and solutions that solve unmet consumer needs and provide Better Care for a Better World. We have manufacturing facilities in 30 countries, including our equity affiliates, and products sold in more than 175 countries and territories. Our products are sold under well-known, trusted brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend.
In operating our business, we seek to:
•grow our portfolio of brands through consumer-centric and science-based innovation, category development and commercial execution;
•leverage our cost and financial discipline to fund durable growth and improve margins; and
•allocate capital in value-creating ways.
To achieve these objectives, we will continue executing our Powering Care strategy and its three synergistic, strategic pillars: accelerate pioneering innovation, optimize our margin structure, and wire our organization for growth. Our first pillar focuses on investing in our brands to enhance our competitive advantage by leveraging our best-in-class science and proprietary, category-shaping technologies to deliver innovative product solutions that solve unmet consumer needs around the world. It also includes an emphasis on delivering breakthrough storytelling that grows category participation and brand love. Our second pillar is driven by our supply chain transformation and investment in three key areas that will enhance our value chain and improve our margin structure: value stream simplification, network optimization, and scalable automation. Our third pillar is centered on making our enterprise stronger and faster while sharpening our portfolio focus and footprint on categories and markets with the greatest long-term potential.

Our strong legacy of financial discipline supports our Powering Care strategy through consistent investment in our technologies and brands, sustained supply chain productivity and enhanced working capital efficiency. Our capital allocation approach prioritizes capital investments to drive durable growth in our business, a strong and growing dividend, value accretive acquisitions that can enhance our portfolio, and allocation of excess cash flow to share repurchases.
We are subject to risks and uncertainties, which can affect our business operations and financial results. See Item 1A, "Risk Factors" of the 2024 Form 10-K for additional information.
Changes to Reportable Segments
As part of the realignment of our internal operating and management structure, during the fourth quarter of 2024, we began to manage and report our operations through three reportable segments defined by geographic regions and product groupings: North America ("NA"), International Personal Care ("IPC") and International Family Care and Professional ("IFP"). Further, our measure of segment profitability was changed to include the effects of changes in exchange rates on monetary assets and liabilities for subsidiaries where we have adopted highly inflationary accounting. Subsequently during 2025, our segment reporting was impacted by the IFP Transaction, discussed further below.
IFP Transaction
On June 5, 2025, we announced that the Company will form a joint venture with Suzano S.A. ("Suzano") and Suzano International Holding B.V., a wholly-owned subsidiary of Suzano ("Buyer"), comprised of substantially all the operations of the Company's former IFP segment (the "IFP Business"). To facilitate this transaction, we entered into an Equity and Asset Purchase Agreement (the "Purchase Agreement") with Buyer, pursuant to which we will, among other things, effectuate a reorganization through the transfer of certain assets, liabilities and equity interests of the IFP Business to Kimberly-Clark IFP NewCo B.V., an indirect wholly-owned subsidiary of the Company (the "Joint Venture"). At the time of closing, which is expected to take place in mid-2026 and will only take place following the satisfaction of consultation requirements and customary closing conditions, including obtaining required regulatory approvals, Buyer will acquire a 51% interest in the Joint Venture for a purchase price of approximately $1.7 billion, subject to certain closing adjustments set forth in the Purchase Agreement, and we will retain a 49% equity interest (the "IFP Transaction"). As a result, the results of operations and applicable assets and liabilities of the IFP Business are reported as discontinued operations in the Company's Consolidated Financial Statements for all periods presented. See Item 8, Notes 1 and 3 to the Consolidated Financial Statements for further details.
The Company's continuing operations are now organized into two reportable segments defined by geographic region: North America and International Personal Care. The results of the IFP Business, including certain costs that were previously allocated to the IPC segment that relate to assets or activities that are part of the IFP Transaction, are reported as discontinued operations and excluded from segment results for all periods presented. Additionally, certain operations and commercial activities of the former IFP segment retained by the Company are now reported in the NA and IPC segments. Further, Corporate and Other was updated for all periods presented to include the following:
•Operations of the former IFP segment that were divested prior to the IFP Transaction and therefore not reported as discontinued operations.
•Costs previously allocated to the former IFP segment that are not directly attributable to the operations included in the IFP Transaction and therefore are not reported as discontinued operations.
Segment results for the historical periods presented have been recast to reflect these changes. Segments are described in greater detail in Item 8, Note 16 to the Consolidated Financial Statements.

2024 Transformation Initiative
The 2024 Transformation Initiative is designed to sharpen our strategic focus through a new operating model and strategy that leverages three synergistic pillars:
•Accelerating pioneering innovation to capture significant growth available in our product categories by investing in science-based and proprietary technology to solve unmet and evolving consumer needs, and delivering breakthrough storytelling to drive category participation and brand love;
•Optimizing our margin structure to deliver superior consumer propositions at every rung of the good, better, best ladder, and implement initiatives and deploy technology and data analytics designed to create a fast, adaptable, integrated supply chain with greater visibility that can deliver continuous improvement; and
•Wiring our organization for growth to drive agility, speed, and focused execution that extends our competitive advantages further into the future.
Our new operating model and Powering Care strategy is intended to drive durable, long-term growth. Specifically, we are harnessing our inherent strengths, powerhouse brands and categories, science as our competitive advantage, and scalable capabilities led by top talent to sharpen our focus on growth. As we execute our strategy, we will reduce our structural cost base by realigning our internal operating and management structure to streamline our global supply chain and improve the efficiency of our corporate and regional overhead cost structures. The transformation is expected to impact our organization in all major geographies, and workforce reductions are expected to be in the range of 4% to 5%. Certain actions under the 2024 Transformation Initiative are being finalized for implementation, and accounting for such actions will commence when the actions are authorized for execution. The 2024 Transformation Initiative is expected to be completed by the end of 2026. Total pre-tax savings are expected to be $3.0 billion in gross productivity; inclusive of input cost and manufacturing cost savings, and $200 in selling, general and administrative expenses. Total costs are anticipated to be approximately $1.5 billion pre-tax. Cash costs are expected to be approximately half of that amount, primarily related to workforce reductions and other program costs. Expected non-cash charges are primarily related to incremental depreciation and asset write-offs, including losses associated with the expected exit of certain markets. For the year ended December 31, 2024, total 2024 Transformation Initiative charges were $457 pre-tax ($339 after-tax).
Acquisition and Divestiture Activity
On July 1, 2024, we completed the sale transaction that was announced on April 7, 2024, of our personal protective equipment ("PPE") business for total consideration of $635, including the initial purchase price of $640 less working capital and other closing adjustments of $5. The transaction included Kimtech branded products, such as gloves, apparel and masks, and KleenGuard branded products, such as gloves, apparel, respirators and eyewear, which serve a variety of scientific and industrial industries globally. Upon closure of the transaction, a pre-tax gain of $566 ($453 after-tax) was recognized in Other (income) and expense, net. This gain is net of transaction costs of $14 that were determined to be directly attributable to the sale transaction.
On February 24, 2022, we completed our acquisition of a majority and controlling share of Thinx Inc. (“Thinx”), an industry leader in the reusable period and incontinence underwear category, for total consideration of $181. Subsequently in 2023, we acquired the remaining outstanding ownership interests in Thinx for additional purchase consideration of $95. As the purchase of additional ownership in an already controlled subsidiary represents an equity transaction, no gain or loss was recognized in consolidated net income or comprehensive income. See Item 8, Note 4 to the Consolidated Financial Statements for additional details.
On June 1, 2023, we completed the sale transaction of our Neve tissue brand and related consumer and professional tissue assets in Brazil for $212. Upon closure of the transaction, a gain of $74 pre-tax was recognized in Other (income) and expense, net. We incurred divestiture-related costs of $30 pre-tax which were recorded in Cost of products sold and Marketing, research and general expenses, resulting in a net benefit of $44 pre-tax ($26 after-tax). See Item 8, Note 4 to the Consolidated Financial Statements for additional details.

Business Environment and Trends
Our results of operations have been, and we expect them to continue to be, affected by the following factors and key trends, which may cause our future results of operations to differ from our historical results discussed under “Results of Operations.”
Birth Rate Trends - Sales of our baby and child care products are highly correlated with birth rate trends. In recent years, birth rate declines in key countries, including China, South Korea and the U.S., have pressured category volume growth rates. To help mitigate the effects of birth rate declines, we aim to drive sales growth at or ahead of category growth rates through innovation, premiumization, strong brand building plans and digital marketing investment as part of our growth strategy.
Competition - Our products are sold in a highly competitive global marketplace. Our competitors include global, regional and local manufacturers, including private label manufacturers which offer products that are typically sold at lower prices. In particular, private label market share has been increasing in the tissue category. Increased purchases of private label products could reduce net sales of our higher-margin products which would negatively impact our profitability. While the global marketplace in which we operate has always been highly competitive, we continue to experience increased concentration and the growing presence of large-format retailers, discounters and e-tailers. This market environment has resulted in increased pressure on pricing and other competitive factors, and we expect these pressures to continue in the coming year.
Pricing - Our net sales growth and profitability may be affected as we adjust prices to address market conditions. We adjust our product prices based on a number of variables including demand, the competitive environment, technological improvements, product innovations and changes in our raw material, distribution, energy and other input costs. Price changes may affect net sales, earnings and market share in the near term as the market adjusts to new pricing and other market conditions.
Operating Costs - Our operating costs include raw materials, labor, selling, general and administrative expenses, general business taxes, currency impacts and financing costs. We manage these costs through cost saving and productivity initiatives, sourcing and hedging programs, and pricing actions. To remain competitive on our operating structure, we continue to work on programs to expand our profitability, including our 2024 Transformation Initiative. While we saw stabilization in input costs in 2024 with tailwinds in fiber, resin and energy, the overall cost basket remains elevated versus pre-pandemic levels. In 2025, we expect net input costs to be inflationary, including the impact from currency on our non-U.S. operations.
Evolving Consumer Product and Shopping Preferences - The retail landscape in many of our markets continues to evolve due to the rapid growth of e-commerce retailers, changing consumer preferences (as consumers increasingly shop online) and the increased presence of alternative retail channels, such as subscription services and direct-to-consumer businesses. Changing consumer preferences also include increased concerns in regard to post-consumer waste and packaging materials and their impact on environmental sustainability. If we experience lower sales due to changes in consumer demand for our products, our earnings could decrease. We believe our Powering Care strategy, sharpened growth focus, sustainability initiatives, innovation pipeline and continued investment in e-commerce capabilities - underpinned by our commitment to delivering Better Care for a Better World - make us well positioned relative to these changing external dynamics.
Volatility of Global Markets - Our growth strategy depends in part on our ability to expand our international operations, including in emerging markets. Some of these markets have greater political, economic and currency volatility and greater vulnerability to infrastructure and labor disruptions. Volatility in these markets affects our production costs and the demand for our products and may impact our supply chain and distribution networks. Volatility in global consumer demand, commodity costs and foreign currency exchange rates increased significantly over the past few years and is expected to continue in the near term.
Climate Change - We operate in many regions around the world where our businesses could be disrupted by climate change. Our climate change risk categories include risks related to the transition to a lower-carbon economy (“Transition Risks”) and risks related to the physical impacts of climate change (“Physical Risks”). Transition Risks include increased costs of carbon emission, increased cost to produce products in compliance with future regulations, increased raw materials cost, shifts in customer/consumer values and other legal, regulatory and technological risks. Physical Risks include the risk of direct damage to assets or supply chain disruption caused by severe weather events such as floods, storms, wildfires and droughts. We continue to progress toward our 2030 Sustainability Goals which include elements that aim for reductions in greenhouse gas emissions, use of natural forest fibers, use of plastics and use of water in water-stressed regions.
War in Ukraine - Consistent with the humanitarian nature of our products, we manufacture and sell only essential items in Russia, such as baby diapers and feminine pads, which are critical to the health and hygiene of women, girls and babies. Beginning in March 2022, we significantly adjusted our business in Russia, substantially curtailing media, advertising and promotional activity and suspending capital investments, other than certain maintenance investments, in our sole manufacturing facility in Russia. Our Russia business has represented approximately 1% to 2% of our net global sales, operating profit and total assets. Our ability to continue our operations in Russia may change as the situation evolves. We have experienced high input costs, supply chain complexities, reduced consumer demand, restricted access to raw materials and production assets, and restricted access to financial institutions, as well as supply chain, professional services, monetary, currency, trade and payment/investment sanctions and related controls. As the business, geopolitical and regulatory environment concerning Russia evolves, we may not be able to sustain the limited manufacture and sale of our products, and our assets may be partially or fully impaired.

Results of Operations
Consolidated Results
The following discussion and analysis compares our consolidated results of operations and other information for 2024 to 2023 and 2023 to 2022. Prior periods have been recast to reflect the reporting of the IFP Business as discontinued operations as discussed above.
Summary of Results

	Year Ended December 31
	2024	2023	2022	Change 2024 vs. 2023	Change 2023 vs. 2022
Net Sales	$16,805	$17,146	$16,952	(2.0)%	1.1%
Gross Profit	6,289	6,269	5,524	0.3%	13.5%
Operating Profit	2,700	1,928	2,309	40.0%	(16.5)%
Provision for income taxes	(442)	(343)	(405)	28.9%	(15.3)%
Income from Continuing Operations	2,192	1,459	1,679	50.2%	(13.1)%
Income from Discontinued Operations, Net of Income Taxes	386	305	282	26.6%	8.2%
Net Income Attributable to Kimberly-Clark Corporation	2,545	1,764	1,934	44.3%	(8.8)%
Diluted Earnings per Share from Continuing Operations	6.41	4.31	4.89	48.7%	(11.9)%
Diluted Earnings per Share from Discontinued Operations	1.14	0.90	0.83	26.7%	8.4%
Adjusted Results - Continuing Operations

	Year Ended December 31
	2024	2023	2022	Change 2024 vs. 2023	Change 2023 vs. 2022
Adjusted Gross Profit(a)	$6,433	$6,284	$5,524	2.4%	13.8%
Adjusted Operating Profit(a)	2,727	2,542	2,245	7.3%	13.2%
Adjusted Earnings per Share(a)	6.16	5.67	4.81	8.6%	17.9%
Adjusted Effective Tax Rate(a)	22.7%	22.6%	21.6%	0.1%	1.0%
(a)    Adjusted amounts are Non-GAAP financial measures. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to Non-GAAP measures.
2024 versus 2023
Net Sales:
Drivers of the changes in net sales were:

Percent Change in Net Sales	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
2024 versus 2023	0.6	0.4	2.7	(1.6)	(4.2)	(2.0)	3.9
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the sale of the Brazil tissue and professional business, sale of the PPE business and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.
Net sales of $16.8 billion for the year ended December 31, 2024 declined 2.0% primarily due to unfavorable currency impacts and divestitures and business exits, partially offset by organic sales growth. Organic sales increased 3.9% driven by a 2.7% increase in price, primarily in hyperinflationary economies, coupled with gains in volume and mix.
Gross and Operating Profits
Gross profit of $6.3 billion for the year ended December 31, 2024 was flat to the prior year, while gross margin of 37.4% increased approximately 80 basis points. Gross margin in 2024 included approximately 90 basis points for charges related to the 2024 Transformation Initiative. Excluding these charges, adjusted gross margin increased approximately 170 basis points to 38.3% primarily due to gross productivity savings from integrated margin management of approximately $410, favorable pricing net of inflation and volume gains, partially offset by higher manufacturing costs.
Operating profit of $2.7 billion for the year ended December 31, 2024 increased 40.0%. Results in 2024 included a $565 gain from the sale of our PPE business, offset by charges of $456 related to the 2024 Transformation Initiative and $136 from the impairment of intangible assets and litigation and regulatory matters associated with a previously exited business. Results in 2023 included $658 of charges from the impairment of intangible assets and a $44 net benefit related to the sale of our Brazil tissue and professional business. Excluding these items, adjusted operating profit was $2.7 billion in 2024 and $2.5 billion in 2023.
Drivers of the changes in adjusted operating profit were:

Percent Change in Adjusted Operating Profit	Volume	Net Price	Input Costs	Other Manufacturing Costs(a)	Currency Translation	Other(b)	Total(c)
2024 versus 2023	2.2	18.5	(8.3)	4.7	(7.0)	(2.8)	7.3
(a)    Includes net impact of productivity initiatives, product and supply chain investments and other changes in cost of products sold.
(b)    Includes impact of changes in product mix, marketing, research and general expenses and other (income) and expense, net.
(c)    Adjusted Operating Profit is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
Adjusted operating results benefited from higher adjusted gross profit discussed above, partially offset by unfavorable currency impacts, primarily due to hyperinflationary economies, and higher marketing, research and general expenses.
Income from Continuing Operations
Income from Continuing Operations of $2.2 billion for the year ended December 31, 2024 increased 50.2% primarily due to the increase in operating profit discussed above. Net interest expense of $222 was largely in line with the prior year period. Our share of net income of equity companies was $216, an increase of 10.2% primarily driven by Kimberly-Clark de Mexico, S.A.B. de C.V., which benefited from volume, mix and pricing growth and productivity savings, partially offset by unfavorable currency impacts and higher marketing, research and general expenses. The effective tax rate was 18.3% in 2024 compared to 21.4% in 2023, with the decline primarily due to the net benefit of items not reflective of our underlying operations discussed in the section above. Excluding these benefits, the adjusted effective tax rate was 22.7% in 2024 compared to 22.6% in 2023.
Diluted earnings per share of $6.41 for the year ended December 31, 2024 increased 48.7% reflective of the growth in income discussed above. Adjusted earnings per share of $6.16 increased 8.6% primarily driven by higher adjusted operating profit.
Income from Discontinued Operations, Net of Income Taxes
Income from discontinued operations, net of income taxes of $386 for the year ended December 31, 2024 increased 26.6% primarily due to gross productivity savings, partially offset by unfavorable pricing net of inflation and higher research, selling and general expenses.

2023 versus 2022
Net Sales:
Drivers of the changes in net sales were:

Percent Change in Net Sales	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
2023 versus 2022	(1.3)	0.6	5.5	(0.7)	(3.0)	1.1	4.8
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the sale of the Brazil tissue and professional business.
Net sales of $17.1 billion for the year ended December 31, 2023 increased 1.1% primarily due to organic sales growth, partially offset by unfavorable currency impacts and divestitures and business exits. Organic sales increased 4.8% primarily from a 5.5% increase in net pricing, partially offset by lower volumes.
Gross and Operating Profits
Gross profit of $6.3 billion for the year ended December 31, 2023 increased 13.5%, while gross margin of 36.6% increased 400 basis points primarily due to favorable pricing net of inflation and gross productivity savings from integrated margin management of approximately $440, partially offset by higher manufacturing costs.
Operating profit of $1.9 billion for the year ended December 31, 2023 decreased 16.5%. Results in 2023 included $658 of charges from the impairment of intangible assets and a $44 net benefit related to the sale of our Brazil tissue and professional business. Results in 2022 included a $64 net benefit related to the acquisition of a controlling interest in Thinx. Excluding these items, adjusted operating profit was $2.5 billion in 2023 and $2.2 billion in 2022.
Drivers of the changes in adjusted operating profit were:

Percent Change in Adjusted Operating Profit	Volume	Net Price	Input Costs	Other Manufacturing Costs(a)	Currency Translation	Other(b)	Total(c)
2023 versus 2022	(3.3)	41.5	(5.5)	5.5	(5.3)	(19.7)	13.2
(a)    Includes net impact of productivity initiatives, product and supply chain investments and other changes in cost of products sold.
(b)    Includes impact of changes in product mix, marketing, research and general expenses and other (income) and expense, net.
(c)    Adjusted Operating Profit is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
Adjusted operating results benefited from higher gross profit discussed above, partially offset by unfavorable currency impacts, primarily due to hyperinflationary economies, and higher marketing, research and general expenses.
Income from Continuing Operations
Income from Continuing Operations of $1.5 billion for the year ended December 31, 2023 decreased 13.1% primarily due to the decrease in operating profit discussed above. Our share of net income of equity companies was $196, an increase of 69.0% primarily driven by Kimberly-Clark de Mexico, S.A.B. de C.V., which benefited from favorable currency impacts, pricing growth and gross productivity savings, partially offset by higher manufacturing costs and marketing, research and general expenses. The effective tax rate was 21.4% in 2023 compared to 20.6% in 2022, while the adjusted effective tax rates for the same periods were 22.6% and 21.6%, respectively.
Diluted earnings per share of $4.31 for the year ended December 31, 2023 decreased 11.9% reflective of the decline in Income from Continuing Operations discussed above. Adjusted earnings per share of $5.67 increased 17.9% primarily driven by higher adjusted operating profit and improved net income from our equity companies.

Income from Discontinued Operations, Net of Income Taxes
Income from discontinued operations, net of income taxes of $305 for the year ended December 31, 2023 increased 8.2% primarily due to favorable pricing net of inflation, partially offset by higher manufacturing costs and lower volumes.
Segment Results
The following presents the results of the Company’s reportable segments and compares our segment net sales, operating profit and other information for 2024 to 2023 and 2023 to 2022.
Drivers of the changes in segment net sales and operating profit were:

Percent Change in Segment Net Sales	Volume	Mix/Other	Net Price	Divestitures and Business Exits(c)	Currency Translation	Total(a)	Organic(b)
2024 versus 2023
NA	0.5	0.5	0.1	(0.8)	(0.1)	0.2	1.1
IPC	0.9	0.4	7.7	(0.2)	(12.1)	(3.3)	9.0
2023 versus 2022
NA	0.3	0.4	4.3	0.2	(0.3)	5.0	5.0
IPC	(4.1)	1.3	7.8	—	(7.8)	(2.8)	5.0

Percent Change in Segment Operating Profit	Volume	Net Price	Input Costs	Other Manufacturing Costs(d)	Currency Translation	Other(e)	Total
2024 versus 2023
NA	0.9	0.4	—	1.8	(0.1)	(1.9)	1.1
IPC	3.3	68.3	(31.2)	8.3	(26.0)	—	22.7
2023 versus 2022
NA	(0.6)	21.4	5.5	5.5	(0.3)	(12.7)	18.8
IPC	(6.9)	67.5	(33.9)	4.2	(15.9)	(19.9)	(4.9)
(a)    Total may not sum across due to rounding.
(b)    Represents the change in net sales excluding the impacts of currency translation and divestitures and business exits. Organic Sales Growth is a non-GAAP financial measure. See "Summary of Non-GAAP Financial Measures" below for reconciliations of our GAAP to non-GAAP measures.
(c)    Impact of the sale of the PPE business and other exited businesses and markets in conjunction with the 2024 Transformation Initiative.
(d)    Includes net impact of productivity initiatives, product and supply chain investments and other changes in cost of products sold.
(e)    Includes impact of changes in product mix, marketing, research and general expenses and other (income) and expense, net.
North America

	Year Ended December 31			% change	% change
	2024	2023	2022	2024 vs. 2023	2023 vs. 2022
Net Sales	$11,017	$10,996	$10,476	0.2%	5.0%
Operating Profit	2,542	2,514	2,116	1.1%	18.8%
2024 versus 2023
Net sales of $11.0 billion were flat as an increase in organic sales of 1.1% was largely offset by divestitures and business exits. Organic sales benefited from volume and mix gains, led by Baby & Child Care and Adult Care.
Operating profit of $2.5 billion increased 1.1% primarily due to gross productivity savings and volume growth, partially offset by incremental manufacturing costs and higher advertising and promotion expenses.

2023 versus 2022
Net sales of $11.0 billion increased 5.0% primarily due to higher net selling prices across the entire product portfolio, led by Professional and Family Care.
Operating profit of $2.5 billion increased 18.8% primarily due to favorable pricing net of inflation and gross productivity savings, partially offset by higher marketing, research and general expenses.
International Personal Care

	Year Ended December 31			% change	% change
	2024	2023	2022	2024 vs. 2023	2023 vs. 2022
Net Sales	$5,743	$5,940	$6,109	(3.3)%	(2.8)%
Operating Profit	826	673	708	22.7%	(4.9)%
2024 versus 2023
Net sales of $5.7 billion decreased 3.3% as unfavorable currency impacts of 12.1% were partially offset by a 9.0% increase in organic sales. Organic sales benefited from higher net selling prices of 7.7%, primarily from hyperinflationary economies, and volume growth of 0.9%, led by China.
Operating profit of $826 increased 22.7% primarily due to favorable pricing net of inflation and gross productivity savings, partially offset by unfavorable currency impacts and higher manufacturing costs. Pricing and unfavorable currency impacts were primarily driven by hyperinflationary economies. Other operating costs, namely incremental advertising investments, were largely offset by lower monetary losses from changes in exchange rates in highly inflationary economies.
2023 versus 2022
Net Sales of $5.9 billion decreased 2.8% as unfavorable currency impacts of 7.8% were partially offset by a 5.0% increase in organic sales. Organic sales benefited from higher net selling prices of 7.8%, primarily from hyperinflationary economies, and product mix gains of 1.3%, partially offset by lower volumes.
Operating profit of $673 decreased 4.9% primarily due to unfavorable currency impacts, higher marketing, research and general expenses and lower volumes, partially offset by favorable pricing net of inflation. Pricing and unfavorable currency impacts were primarily driven by hyperinflationary economies.

Quarterly Financial Data (Unaudited)
As discussed in Item 8, Note 1 to the Consolidated Financial Statements, the results of the IFP Business are reported as discontinued operations. The following tables provide unaudited summarized financial information based on our Consolidated Financial Statements after giving effect to the reporting of the IFP Business as discontinued operations for each quarter of fiscal year 2024 and 2023.

	2024
(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales	$4,326	$4,231	$4,144	$4,104
Gross Profit	1,686	1,594	1,564	1,445
Income from Continuing Operations	556	464	823	349
Income from Discontinued Operations, Net of Income Taxes	102	89	92	103
Net Income Attributable to Kimberly-Clark Corporation	647	544	907	447
Earnings Per Share - Basic:
Continuing operations	$1.62	$1.35	$2.43	$1.03
Discontinued operations	0.30	0.26	0.27	0.31
Basic Earnings per Share	$1.92	$1.61	$2.70	$1.34
Earnings Per Share - Diluted:
Continuing operations	$1.61	$1.35	$2.42	$1.03
Discontinued operations	0.30	0.26	0.27	0.31
Diluted Earnings per Share	$1.91	$1.61	$2.69	$1.34

	2023
(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales	$4,338	$4,325	$4,321	$4,162
Gross Profit	1,518	1,570	1,640	1,541
Income from Continuing Operations	479	38	515	427
Income from Discontinued Operations, Net of Income Taxes	96	48	76	85
Net Income Attributable to Kimberly-Clark Corporation	566	102	587	509
Earnings Per Share - Basic:
Continuing operations	$1.39	$0.16	$1.51	$1.26
Discontinued operations	0.29	0.14	0.23	0.25
Basic Earnings per Share	$1.68	$0.30	$1.74	$1.51
Earnings Per Share - Diluted:
Continuing operations	$1.39	$0.16	$1.51	$1.25
Discontinued operations	0.28	0.14	0.22	0.25
Diluted Earnings per Share	$1.67	$0.30	$1.73	$1.50

Liquidity and Capital Resources
As detailed in Item 8, Note 1 to the Consolidated Financial Statements, the Consolidated Statements of Cash Flows are presented on a consolidated basis for both continuing operations and discontinued operations. As a result, unless specifically stated, the following discussion reflects Kimberly-Clark's consolidated results for all periods presented.
Cash Provided by Operations
Cash provided by operations for the year ended December 31, 2024 was $3.2 billion compared to $3.5 billion in the prior year. Cash flow from operations benefited from higher operating profit, excluding the effect of non-cash charges, however this increase was more than offset by changes in working capital relative to the prior year coupled with cash payments for the 2024 Transformation Initiative. The impact to cash from working capital was primarily driven by the timing of cash flows associated with the lapping of higher commodity and energy costs in prior periods.
Obligations
The following table presents our total contractual obligations on a consolidated basis for which cash flows are fixed or determinable.

	Total	2025	2026	2027	2028	2029	2030+
Long-term debt	$7,451	$566	$410	$606	$700	$704	$4,465
Interest payments on long-term debt	2,814	272	252	246	223	189	1,632
Operating lease liabilities	480	146	130	82	43	28	51
Unconditional purchase obligations	2,188	1,507	427	226	10	3	15
Open purchase orders	2,338	1,885	412	28	6	3	4
Total contractual obligations	$15,271	$4,376	$1,631	$1,188	$982	$927	$6,167
The unconditional purchase obligations are for the purchase of raw materials, primarily superabsorbent materials, pulp and utilities. Although we are primarily liable for payments on the above operating leases and unconditional purchase obligations, based on historic operating performance and forecasted future cash flows, we believe exposure to losses, if any, under these arrangements is not material.
The open purchase orders displayed in the table represent amounts for goods and services we have negotiated for delivery.
The table does not include amounts where payments are discretionary or the timing is uncertain. The following payments are not included in the table:
•We will fund our defined benefit pension plans to meet or exceed statutory requirements and currently expect to contribute approximately $15 to these plans in 2025.
•Other postretirement benefit payments are estimated using actuarial assumptions, including expected future service, to project the future obligations. Based upon those projections, we anticipate making annual payments for these obligations of approximately $50 through 2034.
•Accrued income tax liabilities for uncertain tax positions, deferred taxes and noncontrolling interests.
Investing
Cash used for investing for the year ended December 31, 2024 was $100 compared to $418 in the prior year as capital spending in the current year was largely offset by proceeds from asset and business dispositions. Capital spending was $721 for the year ended December 31, 2024 compared to $766 in the prior year. Proceeds from asset and business dispositions of $651 primarily reflected the sale of our PPE business while prior year proceeds of $245 primarily reflected the sale of our Brazil tissue and professional business. We expect capital spending to be approximately $1.0 to $1.2 billion in 2025, including incremental spending from the 2024 Transformation Initiative.

Financing
Cash used for financing for the year ended December 31, 2024 was $3.2 billion compared to $2.4 billion in the prior year. This increase was primarily due to increased share repurchases, debt repayments and dividends paid. During 2024, we repurchased 7.2 million shares of our common stock at a cost of $1.0 billion through a broker in the open market, and paid $1.6 billion in dividends.
We issue long-term debt in the public market periodically. Proceeds from the offerings are used for general corporate purposes, including repayment of maturing debt or outstanding commercial paper indebtedness. See Item 8, Note 7 to the Consolidated Financial Statements for details.
Our short-term debt, which consists of U.S. commercial paper with original maturities up to 90 days and/or other similar short-term debt issued by non-U.S. subsidiaries, was $3 as of December 31, 2024 (included in debt payable within one year on the Consolidated Balance Sheets). The average month-end balance of short-term debt for the year ended December 31, 2024 was $5. These short-term borrowings provide supplemental funding to support our operations. The level of short-term debt generally fluctuates depending upon the amount of operating cash flows and the timing of customer receipts and payments for items such as pension contributions, dividends and income taxes. We maintain a $2.0 billion revolving credit facility which expires in June 2028 and a $750 revolving credit facility which expires in May 2025. These facilities, currently unused, support our commercial paper program, and would provide liquidity in the event our access to the commercial paper markets is unavailable for any reason.
As of December 31, 2024, total debt from continuing operations was $7.4 billion compared to $7.9 billion as of December 31, 2023.
In October 2021, members of the Organization for Economic Co-operation and Development/G20 Inclusive Framework on Base Erosion and Profit Shifting Project (“Inclusive Framework”) agreed to a two-pillar solution to reform the international tax framework to realign international taxation with economic activities and value creation. Inclusive Framework members agreed to a coordinated system of Global anti-Base Erosion rules, referred to as Pillar 2, that are designed to ensure large multinational enterprises pay a minimum 15% level of tax on the income arising in each jurisdiction in which they operate. Many countries have formally implemented Pillar 2, and several other countries have draft legislation to implement this framework. The implementation of Pillar 2 has not had a material impact on our Consolidated Financial Statements. We will continue to monitor and evaluate new legislation and guidance, which could change our current assessment.
We believe that our ability to generate cash from operations and our capacity to issue short-term and long-term debt are adequate to fund working capital, obligations related to our 2024 Transformation Initiative, capital spending, pension contributions, share repurchases, dividends and other needs for the foreseeable future. Further, we do not expect restrictions or taxes on repatriation of cash held outside of the U.S. to have a material effect on our overall business, liquidity, financial condition or results of operations for the foreseeable future.

Critical Accounting Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. The critical accounting estimates we used in the preparation of the Consolidated Financial Statements are those that are important both to the presentation of our financial condition and results of operations and require significant judgments by management with regard to estimates used. The critical judgments by management relate to accruals for sales incentives and trade promotion allowances, pension and other postretirement benefits, deferred income taxes and potential income tax assessments, and goodwill and other intangible assets. These critical accounting estimates have been reviewed with the Audit Committee of the Board of Directors.
Sales Incentives and Trade Promotion Allowances
Trade promotion programs include introductory marketing funds such as slotting fees, cooperative marketing programs, temporary price reductions and other activities conducted by our customers to promote our products. Rebate and promotion accruals are based on estimates of the quantity of customer sales. Promotion accruals also consider estimates of the number of consumer coupons that will be redeemed and timing and costs of activities within the promotional programs. Generally, the estimated redemption value of consumer coupons and related expense are based on historical patterns of coupon redemption, influenced by judgments about current market conditions such as competitive activity in specific product categories, and the cost is recorded when the related revenue from customers is realized. Our related accounting policies are discussed in Item 8, Note 1 to the Consolidated Financial Statements.
Employee Postretirement Benefits
Substantially all regular employees in the U.S. and the United Kingdom are covered by defined contribution retirement plans and certain U.S. and United Kingdom employees previously earned benefits covered by defined benefit pension plans that currently provide no future service benefit (the "Principal Plans"). Certain other subsidiaries have defined benefit pension plans or, in certain countries, termination pay plans covering substantially all regular employees. Our related accounting policies and account balances are discussed in Item 8, Note 9 to the Consolidated Financial Statements.
Changes in certain assumptions could affect pension expense and the benefit obligations, particularly the estimated long-term rate of return on plan assets and the discount rate used to calculate the obligations:
•Long-term rate of return on plan assets. The expected long-term rate of return is evaluated on an annual basis. In setting these assumptions, we consider a number of factors including projected future returns by asset class relative to the target asset allocation. Actual asset allocations are regularly reviewed and they are periodically rebalanced to the targeted allocations when considered appropriate.
As of December 31, 2024, the Principal Plans had cumulative unrecognized investment and actuarial losses of approximately $1.0 billion. These unrecognized net losses may increase future pension expense if not offset by (i) actual investment returns that exceed the assumed investment returns, (ii) other factors, including reduced pension liabilities arising from higher discount rates used to calculate pension obligations, or (iii) other actuarial gains, and whether such accumulated actuarial losses at each measurement date exceed the "corridor" as required. If the expected long-term rate of return on assets for the Principal Plans were lowered by 0.25%, the impact on annual pension expense would not be material in 2025.
•Discount rate. The discount (or settlement) rate used to determine the present value of our future U.S. pension obligation as of December 31, 2024 was based on a portfolio of high quality corporate debt securities with cash flows that largely match the expected benefit payments of the plan. For the United Kingdom plan, the discount rate was determined based on yield curves constructed from a portfolio of high quality corporate debt securities. Each year's expected future benefit payments were discounted to their present value at the appropriate yield curve rate to determine the pension obligations. If the discount rate assumptions for these same plans were reduced by 0.25%, the increase in annual pension expense would not be material in 2025, and the December 31, 2024 pension liability would increase by about $50.

•Other assumptions. There are a number of other assumptions involved in the calculation of pension expense and benefit obligations, primarily related to participant demographics and benefit elections.
Pension expense for defined benefit pension plans is estimated to approximate $50 in 2025. Pension expense beyond 2025 will depend on future investment performance, our contributions to the pension trusts, changes in discount rates and various other factors related to the covered participants in the plans.
Substantially all U.S. retirees and employees have access to our unfunded health care and life insurance benefit plans. Changes in significant assumptions could affect the consolidated expense and benefit obligations, particularly the discount rate used to calculate the obligations and the health care cost trend rate:
•Discount rate. The determination of the discount rates used to calculate the benefit obligations of the plans is discussed in the pension benefit section above, and the methodology for each country is the same as the methodology used to determine the discount rate for that country's pension obligation. If the discount rate assumptions for these plans were reduced by 0.25%, the impact to 2025 other postretirement benefit expense and the increase in the December 31, 2024 benefit liability would not be material.
•Health care cost trend rate. The health care cost trend rate is based on a combination of inputs including our recent claims history and insights from external advisers regarding recent developments in the health care marketplace, as well as projections of future trends in the marketplace.
Deferred Income Taxes and Potential Assessments
As a global organization, we are subject to income tax requirements in various jurisdictions in the U.S. and internationally. Changes in certain assumptions related to income taxes could significantly affect consolidated results, particularly with regard to valuation allowances on deferred tax assets, undistributed earnings of subsidiaries outside the U.S. and uncertain tax positions. Our income tax related accounting policies, account balances and matters affecting income taxes are discussed in Item 8, Note 14 to the Consolidated Financial Statements.
•Deferred tax assets and related valuation allowances. We have recorded deferred tax assets related to, among other matters, income tax loss carryforwards, income tax credit carryforwards and capital loss carryforwards and have established valuation allowances against these deferred tax assets. These carryforwards are primarily in non-U.S. taxing jurisdictions and in certain states in the U.S. Foreign tax credits earned in the U.S. in current and prior years, which cannot be used currently, also give rise to net deferred tax assets. In determining the valuation allowances to establish against these deferred tax assets, many factors are considered, including the specific taxing jurisdiction, the carryforward period, income tax strategies and forecasted earnings for the entities in each jurisdiction. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.
•Undistributed earnings. As of December 31, 2024, we have accumulated undistributed earnings generated by our foreign subsidiaries of approximately $10.6 billion. Earnings of $3.4 billion were previously subject to U.S. federal income tax. Any additional taxes due with respect to such previously-taxed foreign earnings, if repatriated, would generally be limited to foreign and U.S. state income taxes. Deferred taxes have been recorded on $932 of earnings of foreign consolidated subsidiaries expected to be repatriated. We do not intend to distribute any remaining foreign earnings and therefore have not recorded deferred taxes for foreign and U.S. income taxes on such earnings. We consider any excess of the amount for financial reporting over the tax basis in our foreign subsidiaries to be indefinitely reinvested. The determination of deferred tax liabilities on the amount of financial reporting over tax basis or the remaining foreign earnings is not practicable.
•Uncertain tax positions. We record our global tax provision based on the respective tax rules and regulations for the jurisdictions in which we operate. Where we believe that a tax position is supportable for income tax purposes, the item is included in our income tax returns. Where treatment of a position is uncertain, a liability is recorded based upon the expected most likely outcome taking into consideration the technical merits of the position based on specific tax regulations and facts of each matter. These liabilities may be affected by changing interpretations of laws, rulings by tax authorities or the expiration of the statute of limitations.
Goodwill and Other Intangible Assets
Goodwill and other indefinite-lived intangible assets are not subject to amortization and are tested for impairment annually and whenever events or changes in circumstances indicate that impairment may have occurred. Intangible assets that are deemed to have finite lives are amortized over their useful lives, generally ranging from 4 to 20 years. We typically obtain the assistance of third-party valuation specialists to measure the acquisition date fair values of goodwill and other intangible assets acquired.
Events and conditions that could result in impairment include a sustained drop in the market price of our common shares, increased competition or loss of market share, obsolescence, product claims that result in a significant loss of sales or profitability over the product life, deterioration in macroeconomic conditions, or declining financial performance in comparison to projected results.
Goodwill
In our evaluation of goodwill impairment, we have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit is more than its carrying value. Qualitative factors include macroeconomic, industry and competitive conditions, legal and regulatory environments, historical and projected financial performance, significant changes in the reporting unit and the magnitude of excess fair value over carrying amount from the previous quantitative impairment testing. If the qualitative assessment determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a quantitative impairment test to estimate fair value must be performed. When a quantitative test is considered necessary, estimates of fair value for goodwill impairment testing are determined based on a discounted cash flow model and a market-based approach. We use inputs from our long-range planning process to determine growth rates for sales and earnings. The other key estimates and factors used in the discounted cash flow model include, but are not limited to, discount rates, actual business trends experienced, commodity prices, foreign exchange rates, inflation and terminal growth rates.
We completed our required annual assessment of goodwill for impairment for all our reporting units using a qualitative assessment as of the first day of the third quarter of the year ended December 31, 2024, concluding that it was more likely than not that the fair value of each reporting unit significantly exceeded the respective carrying amounts.
During the fourth quarter of 2024, our internal reporting and management structure changed, resulting in changes in the composition of our reportable segments and reporting units.
As a result of these changes, we reassigned assets and liabilities to the applicable reporting units and allocated goodwill using a relative fair value approach. As this change in the composition of our reporting units was considered a goodwill triggering event, we performed an impairment test on both a pre- and post- reorganization basis. In both cases, we concluded there was no goodwill impairment as the fair value of each reporting unit significantly exceeded the respective carrying amounts.
Other Intangible Assets
We evaluate the useful lives of our other intangible assets, primarily brands, to determine if they are finite or indefinite-lived. Reaching a determination on useful life requires significant judgments and assumptions regarding the future effects of obsolescence, demand, competition, other economic factors (such as the stability of the industry, known technological advances and expected changes in distribution channels), the level of required maintenance expenditures, and the expected lives of other related groups of assets.
Our estimate of the fair value of our brand assets is based on a discounted cash flow model and a market-based approach using inputs which include projected revenues from our long-range plan, assumed royalty rates that could be payable if we did not own the brands, and a discount rate. The cash flows used in the discounted cash flow model are consistent with those we use in our internal planning, which gives consideration to actual business trends experienced and the long-term business strategy.

We performed our 2024 impairment assessment of our intangible assets as of the first day of the third quarter using a qualitative assessment. Other than discussed in Item 8, Note 5 to the Consolidated Financial Statements, no additional impairment indicators were found to be present.
New Accounting Standards
See Item 8, Note 1 to the Consolidated Financial Statements for a description of recent accounting standards and their anticipated effects on our Consolidated Financial Statements.
Forward Looking Statements
Certain matters contained in this report concerning the business outlook, including raw material, energy and other input costs, our plans and expectations regarding the pending IFP Transaction, the anticipated charges and savings from the 2024 Transformation Initiative, cash flow and uses of cash, growth initiatives, innovations, marketing and other spending, net sales, anticipated currency rates and exchange risks, including the impact in Argentina and Türkiye, effective tax rate, contingencies and anticipated transactions of Kimberly-Clark, including dividends, share repurchases and pension contributions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon management's expectations and beliefs concerning future events impacting Kimberly-Clark. There can be no assurance that these future events will occur as anticipated or that our results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.
The assumptions used as a basis for the forward-looking statements include many estimates that, among other things, depend on the achievement of future cost savings and projected volume increases. In addition, many factors outside our control, including risks and uncertainties around the pending IFP Transaction (including risks related to delays or failure to complete the proposed transaction, the incurrence of significant transaction and separation costs, adverse market reactions, regulatory or legal challenges, and operational disruptions), risks that we are not able to realize the anticipated benefits of the 2024 Transformation Initiative (including risks related to disruptions to our business or operations or related to any delays in implementation), war in Ukraine (including the related responses of consumers, customers, and suppliers and sanctions issued by the U.S., the European Union, Russia or other countries), government trade or similar regulatory actions (including current and potential trade and tariff actions affecting the countries where we operate and the resulting negative impacts on our supply chain, commodity costs, and consumer spending), pandemics, epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, supply chain disruptions, disruptions in the capital and credit markets, counterparty defaults (including customers, suppliers and financial institutions with which we do business), failure to realize the expected benefits or synergies from our acquisition and disposition activity, impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing, changes in customer preferences, severe weather conditions, regional instabilities and hostilities (including the war in Israel), potential competitive pressures on selling prices for our products, energy costs, general economic and political conditions globally and in the markets in which we do business, as well as our ability to maintain key customer relationships, could affect the realization of these estimates.
The factors described under Item 1A, "Risk Factors" in the 2024 Form 10-K, or in our other SEC filings, among others, could cause our future results to differ from those expressed in any forward-looking statements made by us or on our behalf. Other factors not presently known to us or that we presently consider immaterial could also affect our business operations and financial results.
SUMMARY OF NON-GAAP FINANCIAL MEASURES
The following provides the reconciliation of the non-GAAP financial measures provided in this report to the most closely related GAAP measure. These measures include: Organic Sales Growth, Adjusted Gross Profit, Adjusted Operating Profit, Adjusted Earnings per Share, and Adjusted Effective Tax Rate. All discussions regarding non-GAAP financial measures reflect results from our continuing operations for all periods presented.
•Organic Sales Growth is defined as the change in Net Sales, as determined in accordance with U.S. GAAP, excluding the impacts of currency translation and divestitures and business exits.

•Adjusted Gross and Operating Profit, Adjusted Earnings per Share, and Adjusted Effective Tax Rate are defined as Gross Profit, Operating Profit, Diluted Earnings per Share, and Effective Tax Rate, respectively, as determined in accordance with U.S. GAAP, excluding the impacts of certain items that management believes do not reflect our underlying operations, and which are discussed in further detail below.
The income tax effect of these non-GAAP items on the Company's Adjusted Earnings per Share is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. The impact of these non-GAAP items on the Company’s effective tax rate represents the difference in the effective tax rate calculated with and without the non-GAAP adjustment on Income from Continuing Operations Before Income Taxes and Equity Interests and Provision for income taxes.
We use these non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that we do not believe reflect our underlying and ongoing operations. We believe that presenting these non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of these non-GAAP financial measures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliation to those measures, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.
These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded. We compensate for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.
The non-GAAP financial measures exclude the following items for the relevant time periods:
•2024 Transformation Initiative - We initiated this transformation to create a more agile and focused operating structure that will accelerate our proprietary pipeline of innovation in right-to-win spaces and improve our growth trajectory, profitability, and returns on investment. See Item 8, Note 2 to the Consolidated Financial Statements for details.
•Sale of PPE Business - In 2024, we recognized a gain related to the sale of our PPE business. See Item 8, Note 4 to the Consolidated Financial Statements for details.
•Impairment of Intangible Assets - In 2024 and 2023, we recognized charges related to the impairment of certain intangible assets related to Softex and Thinx. See Item 8, Note 5 to the Consolidated Financial Statements for details.
•Legal Expense - In 2024, we incurred certain costs related to litigation and regulatory matters for a previously exited business.
•Softex Tax Reserve Release - In 2024, we released a reserve for an uncertain tax position related to the prior year impairment of certain Softex intangible assets.
•Sale of Brazil Tissue and Professional Business - In 2023, we recognized a net benefit related to the sale of our Neve tissue brand and related consumer and professional tissue assets. See Item 8, Note 4 to the Consolidated Financial Statements for details.
•Pension Settlements - In 2023 and 2022, pension settlement charges were recognized related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.

•Acquisition of controlling interest in Thinx – In 2022, we increased our investment in Thinx. As a result of this transaction, a net benefit was recognized, primarily due to the non-recurring, non-cash gain recognized related to the remeasurement of the carrying value of our previously held equity investment to fair value, partially offset by transaction and integration costs. See Item 8, Note 4 to the Consolidated Financial Statements for details.
The following tables provide a reconciliation of Organic Sales Growth from continuing operations:

	Year Ended December 31, 2024
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	0.2	(3.3)	(2.0)
Currency Translation	0.1	12.1	4.2
Divestitures and Business Exits	0.8	0.2	1.6
Organic Sales Growth(a)	1.1	9.0	3.9

	Year Ended December 31, 2023
	Percent change vs. the prior year period
	NA	IPC	Total
Net Sales Growth	5.0	(2.8)	1.1
Currency Translation	0.3	7.8	3.0
Divestitures and Business Exits	(0.2)	—	0.7
Organic Sales Growth(a)	5.0	5.0	4.8
(a)    Table may not foot due to rounding.
The following table provides a reconciliation of Adjusted Gross Profit from continuing operations:

	Year Ended December 31
	2024	2023	2022
Gross Profit	$6,289	$6,269	$5,524
2024 Transformation Initiative	144	—	—
Sale of Brazil Tissue and Professional Business	—	15	—
Adjusted Gross Profit	$6,433	$6,284	$5,524
The following table provides a reconciliation of Adjusted Operating Profit from continuing operations:

	Year Ended December 31
	2024	2023	2022
Operating Profit	$2,700	$1,928	$2,309
2024 Transformation Initiative	456	—	—
Sale of PPE Business	(565)	—	—
Impairment of Intangible Assets	97	658	—
Legal Expense	39	—	—
Sale of Brazil Tissue and Professional Business	—	(44)	—
Acquisition of controlling interest in Thinx	—	—	(64)
Adjusted Operating Profit	$2,727	$2,542	$2,245

The following table provides a reconciliation of Adjusted Earnings per Share from continuing operations:

	Year Ended December 31
	2024	2023	2022
Diluted Earnings per Share	$6.41	$4.31	$4.89
2024 Transformation Initiative	1.01	—	—
Sale of PPE Business	(1.34)	—	—
Impairment of Intangible Assets	0.17	1.36	—
Legal Expense	0.11	—	—
Softex Tax Reserve Release	(0.20)	—	—
Sale of Brazil Tissue and Professional Business	—	(0.08)	—
Pension Settlements	—	0.08	0.12
Acquisition of controlling interest in Thinx	—	—	(0.20)
Adjusted Earnings per Share(a)	$6.16	$5.67	$4.81
(a)    The non-GAAP adjustments included above are presented net of tax. The income tax effect of these non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment. Refer to the Adjusted Effective Tax Rate reconciliation below for the tax effect of these adjustments on the Company's reported Provision for income taxes.
The following table provides a reconciliation of the continuing operations Adjusted Effective Tax Rate:

	Year Ended December 31
	2024		2023		2022
	Income From Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income From Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes	Income From Continuing Operations Before Income Taxes and Equity Interests	Provision for Income Taxes
As Reported	$2,418	$(442)	$1,606	$(343)	$1,968	$(405)
2024 Transformation Initiative	457	(118)	—	—	—	—
Sale of PPE Business	(565)	112	—	—	—	—
Impairment of Intangible Assets	97	(40)	658	(175)	—	—
Legal Expense	39	(1)	—	—	—	—
Softex Tax Reserve Release	—	(67)	—	—	—	—
Sale of Brazil Tissue and Professional Business	—	—	(44)	18	—	—
Pension Settlements	—	—	35	(9)	52	(13)
Acquisition of controlling interest in Thinx	—	—	—	—	(64)	(4)
As Adjusted	$2,446	$(556)	$2,255	$(509)	$1,956	$(422)

Effective Tax Rate:
As Reported		18.3%		21.4%		20.6%
As Adjusted		22.7%		22.6%		21.6%

ITEM 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
(In millions, except per share amounts)	2024	2023	2022
Net Sales	$16,805	$17,146	$16,952
Cost of products sold	10,516	10,877	11,428
Gross Profit	6,289	6,269	5,524
Marketing, research and general expenses	3,930	3,615	3,258
Impairment of intangible assets	97	658	—
Other (income) and expense, net	(438)	68	(43)
Operating Profit	2,700	1,928	2,309
Nonoperating expense	(60)	(95)	(73)
Interest income	48	66	14
Interest expense	(270)	(293)	(282)
Income from Continuing Operations Before Income Taxes and Equity Interests	2,418	1,606	1,968
Provision for income taxes	(442)	(343)	(405)
Income from Continuing Operations Before Equity Interests	1,976	1,263	1,563
Share of net income of equity companies	216	196	116
Income from Continuing Operations	2,192	1,459	1,679
Income from Discontinued Operations, Net of Income Taxes	386	305	282
Net Income	2,578	1,764	1,961
Net income attributable to noncontrolling interests	(33)	—	(27)
Net Income Attributable to Kimberly-Clark Corporation	$2,545	$1,764	$1,934

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic:
Continuing operations	$6.43	$4.32	$4.90
Discontinued operations	1.15	0.90	0.83
Basic Earnings per Share	$7.58	$5.22	$5.73

Diluted:
Continuing operations	$6.41	$4.31	$4.89
Discontinued operations	1.14	0.90	0.83
Diluted Earnings per Share	$7.55	$5.21	$5.72
See Notes to the Consolidated Financial Statements.

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31
(In millions)	2024	2023	2022
Net Income	$2,578	$1,764	$1,961
Other Comprehensive Income (Loss), Net of Tax
Unrealized currency translation adjustments	(408)	89	(355)
Employee postretirement benefits	24	(15)	103
Cash flow hedges	188	12	(185)
Total Other Comprehensive Income (Loss), Net of Tax	(196)	86	(437)
Comprehensive Income	2,382	1,850	1,524
Comprehensive (income) loss attributable to noncontrolling interests	(21)	1	(19)
Comprehensive Income Attributable to Kimberly-Clark Corporation	$2,361	$1,851	$1,505
See Notes to the Consolidated Financial Statements.

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
(In millions, except par value)	2024	2023
ASSETS
Current Assets
Cash and cash equivalents	$1,010	$1,075
Accounts receivable, net	1,728	1,836
Inventories	1,452	1,549
Other current assets	694	495
Current assets of discontinued operations	696	748
Total Current Assets	5,580	5,703
Property, Plant and Equipment, Net	6,284	6,605
Investments in Equity Companies	314	306
Goodwill	1,796	1,894
Other Intangible Assets, Net	80	188
Other Assets	984	1,018
Non-current Assets of Discontinued Operations	1,508	1,630
TOTAL ASSETS	$16,546	$17,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$564	$563
Trade accounts payable	3,264	3,189
Accrued expenses and other current liabilities	2,091	2,063
Dividends payable	402	394
Current liabilities of discontinued operations	683	721
Total Current Liabilities	7,004	6,930
Long-Term Debt	6,854	7,386
Non-current Employee Benefits	628	654
Deferred Income Taxes	300	340
Other Liabilities	609	767
Non-current Liabilities of Discontinued Operations	139	173
Redeemable Preferred Securities of Subsidiaries	37	26
Stockholders' Equity
Kimberly-Clark Corporation
Preferred stock - no par value - authorized 20.0 million shares, none issued	—	—
Common stock - $1.25 par value - authorized 1,200.0 million shares; issued 378.6 million shares as of December 31, 2024 and 2023	473	473
Additional paid-in capital	862	878
Common stock held in treasury, at cost - 46.8 and 41.6 million shares as of December 31, 2024 and 2023, respectively	(5,986)	(5,222)
Retained earnings	9,257	8,368
Accumulated other comprehensive income (loss)	(3,766)	(3,582)
Total Kimberly-Clark Corporation Stockholders' Equity	840	915
Noncontrolling Interests	135	153
Total Stockholders' Equity	975	1,068
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,546	$17,344
See Notes to the Consolidated Financial Statements.

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In millions, except per share amounts. Shares in thousands)	Common Stock Issued		Additional Paid-in Capital	Treasury Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Stockholders' Equity
	Shares	Amount		Shares	Amount
Balance at December 31, 2021	378,597	$473	$605	41,762	$(5,183)	$7,858	$(3,239)	$223	$737
Net income in stockholders' equity(a)	—	—	—	—	—	1,934	—	38	1,972
Other comprehensive income, net of tax(a)	—	—	—	—	—	—	(429)	(9)	(438)
Stock-based awards exercised or vested	—	—	(86)	(1,406)	145	—	—	—	59
Repurchases of common stock	—	—	—	779	(100)	—	—	—	(100)
Recognition of stock-based compensation	—	—	147	—	—	—	—	—	147
Dividends declared ($4.64 per share)	—	—	—	—	—	(1,566)	—	(98)	(1,664)
Other	—	—	13	—	1	(25)	(1)	(1)	(13)
Balance at December 31, 2022	378,597	473	679	41,135	(5,137)	8,201	(3,669)	153	700
Net income in stockholders' equity(a)	—	—	—	—	—	1,764	—	37	1,801
Other comprehensive income, net of tax(a)	—	—	—	—	—	—	87	(3)	84
Stock-based awards exercised or vested	—	—	(70)	(1,327)	140	—	—	—	70
Repurchases of common stock	—	—	—	1,791	(225)	—	—	—	(225)
Recognition of stock-based compensation	—	—	165	—	—	—	—	—	165
Dividends declared ($4.72 per share)	—	—	—	—	—	(1,594)	—	(35)	(1,629)
Other	—	—	104	—	—	(3)	—	1	102
Balance at December 31, 2023	378,597	473	878	41,599	(5,222)	8,368	(3,582)	153	1,068
Net income in stockholders' equity(a)	—	—	—	—	—	2,545	—	31	2,576
Other comprehensive income, net of tax(a)	—	—	—	—	—	—	(184)	(12)	(196)
Stock-based awards exercised or vested	—	—	(155)	(2,027)	235	—	—	—	80
Repurchases of common stock	—	—	—	7,226	(1,000)	—	—	—	(1,000)
Recognition of stock-based compensation	—	—	128	—	—	—	—	—	128
Dividends declared ($4.88 per share)	—	—	—	—	—	(1,636)	—	(35)	(1,671)
Other	—	—	11	—	1	(20)	—	(2)	(10)
Balance at December 31, 2024	378,597	$473	$862	46,798	$(5,986)	$9,257	$(3,766)	$135	$975
(a)    Excludes redeemable interests' share.

See Notes to the Consolidated Financial Statements.

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(In millions)	2024	2023	2022
Operating Activities
Net income	$2,578	$1,764	$1,961
Depreciation and amortization	781	753	754
Asset impairments	114	676	—
Gain on previously held equity investment in Thinx	—	—	(85)
Stock-based compensation	131	169	150
Deferred income taxes	(38)	(322)	(57)
Net (gains) losses on asset and business dispositions	(448)	(75)	15
Equity companies' earnings (in excess of) less than dividends paid	(62)	(59)	6
Operating working capital	178	582	(17)
Postretirement benefits	3	24	(4)
Other	(3)	30	10
Cash Provided by Operations	3,234	3,542	2,733
Investing Activities
Capital spending	(721)	(766)	(876)
Acquisition of business, net of cash acquired	—	—	(46)
Proceeds from asset and business dispositions	651	245	12
Investments in time deposits	(605)	(720)	(658)
Maturities of time deposits	562	815	797
Other	13	8	(14)
Cash Used for Investing	(100)	(418)	(785)
Financing Activities
Cash dividends paid	(1,628)	(1,588)	(1,558)
Change in short-term debt	1	(371)	261
Debt proceeds	—	363	—
Debt repayments	(554)	(475)	(312)
Proceeds from exercise of stock options	136	97	94
Repurchases of common stock	(1,000)	(225)	(100)
Cash paid for redemption of common securities of Thinx	—	(95)	—
Cash dividends paid to noncontrolling interests	(35)	(35)	(98)
Other	(86)	(45)	(47)
Cash Used for Financing	(3,166)	(2,374)	(1,760)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(40)	(84)	(31)
Change in Cash and Cash Equivalents	(72)	666	157

Cash and cash equivalents from continuing operations - beginning of period	1,075	413	253
Cash and cash equivalents from discontinued operations - beginning of period(a)	18	14	17
Cash and Cash Equivalents - Beginning of Year	1,093	427	270

Cash and cash equivalents from continuing operations - end of period	1,010	1,075	413
Cash and cash equivalents from discontinued operations - end of period(a)	11	18	14
Cash and Cash Equivalents - End of Year	$1,021	$1,093	$427
(a)    Included in Current assets of discontinued operations.

See Notes to the Consolidated Financial Statements.

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Note 1.    Accounting Policies
Basis of Presentation
The Consolidated Financial Statements present the accounts of Kimberly-Clark Corporation and all subsidiaries in which it has a controlling financial interest as if they were a single economic entity in conformity with accounting principles generally accepted in the United States of America ("GAAP"). All intercompany transactions and accounts are eliminated in consolidation. The terms "Corporation," "Company," "Kimberly-Clark," "we," "our," and "us" refer to Kimberly-Clark Corporation and all subsidiaries in which it has a controlling financial interest. Amounts are reported in millions of dollars, except per share amounts, unless otherwise noted.
In the fourth quarter of 2024, we realigned our internal operating and management structure to streamline our global supply chain and improve the efficiency of our corporate and regional overhead cost structures. As a result of this realignment, our operating segments were aggregated into three reportable segments defined by geographic regions and product groupings: North America ("NA"), International Personal Care ("IPC") and International Family Care and Professional ("IFP"). Subsequently during 2025, our segment reporting was impacted by the IFP Transaction, discussed further below. Our reportable segments are described in greater detail in Note 16.
IFP Transaction
On June 5, 2025, we announced that the Company will form a joint venture with Suzano S.A. ("Suzano") and Suzano International Holding B.V., a wholly-owned subsidiary of Suzano ("Buyer"), comprised of substantially all the operations of the Company's former International Family Care and Professional ("IFP") segment (the "IFP Business"). To facilitate this transaction, we entered into an Equity and Asset Purchase Agreement (the "Purchase Agreement") with Buyer, pursuant to which we will, among other things, effectuate a reorganization through the transfer of certain assets, liabilities and equity interests of the IFP Business to Kimberly-Clark IFP NewCo B.V., an indirect wholly-owned subsidiary of the Company (the "Joint Venture"). At the time of closing, which is expected to take place in mid-2026 and will only take place following the satisfaction of consultation requirements and customary closing conditions, including obtaining required regulatory approvals, Buyer will acquire a 51% interest in the Joint Venture for a purchase price of approximately $1.7 billion, subject to certain closing adjustments set forth in the Purchase Agreement, and we will retain a 49% equity interest (the "IFP Transaction").
In accordance with ASC 205, Presentation of Financial Statements, we determined the IFP Transaction represents a strategic shift that will have a major effect on our operations and financial results. Accordingly, the results of the IFP Business are reported as discontinued operations in the accompanying Consolidated Statements of Income and have been excluded from both continuing operations and segment results for all periods presented. Further, the assets and liabilities of the IFP Business are classified as discontinued operations in the accompanying Consolidated Balance Sheets for all periods presented, and the Company has ceased depreciating and amortizing the long-lived assets of the IFP Business. The Consolidated Statements of Comprehensive Income, Stockholders' Equity and Cash Flows are presented on a consolidated basis for both continuing operations and discontinued operations. Unless otherwise noted, amounts and disclosures in the Notes to the Consolidated Financial Statements reflect only Kimberly-Clark's continuing operations. See Note 3 for additional details.
Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting periods. Actual results could differ from these estimates, and changes in these estimates are recorded when known. Estimates are used in accounting for, among other things, sales incentives and trade promotion allowances, employee postretirement benefits, deferred income taxes and potential assessments, and valuation of goodwill and intangible assets.
Cash Equivalents
Cash equivalents are short-term investments with an original maturity date of three months or less.

Inventories and Distribution Costs
Most U.S. inventories are valued at the lower of cost, using the Last-In, First-Out ("LIFO") method, or market. The balance of the U.S. inventories and inventories of consolidated operations outside the U.S. are valued at the lower of cost or net realizable value using either the First-In, First-Out ("FIFO") or weighted-average cost methods. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Distribution costs are classified as cost of products sold.
Property and Depreciation
Property, plant and equipment are stated at cost and are depreciated on the straight-line method. Buildings are depreciated over their estimated useful lives, primarily 40 years. Machinery and equipment are depreciated over their estimated useful lives, primarily ranging from 16 to 20 years. Purchases of computer software, including external costs and certain internal costs (including payroll and payroll-related costs of employees) directly associated with developing significant computer software applications for internal use, are capitalized. Computer software costs are amortized on the straight-line method over the estimated useful life of the software, which generally does not exceed 5 years.
Estimated useful lives are periodically reviewed and, when warranted, changes are made to them. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss would be indicated when estimated undiscounted future cash flows from the use and eventual disposition of an asset group, which are identifiable and largely independent of the cash flows of other asset groups, are less than the carrying amount of the asset group. Measurement of an impairment loss would be based on the excess of the carrying amount of the asset group over its fair value. Fair value is measured using discounted cash flows or independent appraisals, as appropriate. When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the Consolidated Balance Sheets and any gain or loss on the transaction is included in income.
Goodwill and Other Intangible Assets
Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but rather is assessed for impairment annually on the first day of our third fiscal quarter and whenever events and circumstances indicate that impairment may have occurred. Impairment testing compares the reporting unit carrying amount, including goodwill, with its fair value. If the reporting unit carrying amount, including goodwill, exceeds its fair value, a goodwill impairment charge for the excess amount above fair value would be recorded. In our evaluation of goodwill impairment, we have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit is more than its carrying value. Qualitative factors include macroeconomic, industry and competitive conditions, legal and regulatory environments, historical and projected financial performance, significant changes in the reporting unit and the magnitude of excess fair value over carrying amount from the previous quantitative impairment testing. If the qualitative assessment determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then a quantitative impairment test to estimate fair value must be performed. This quantitative estimate of fair value is based on a discounted cash flow model and a market-based approach. We use inputs from our long-range planning process to determine growth rates for sales and earnings. The other key estimates and factors used in the discounted cash flow model include, but are not limited to, discount rates, actual business trends experienced, commodity prices, foreign exchange rates, inflation and terminal growth rates.
Indefinite-lived intangible assets, other than goodwill, consist of certain brand names related to our acquisition of Softex Indonesia and are tested for impairment annually at the same time as our goodwill impairment assessment and whenever events and circumstances indicate that impairment may have occurred. Our estimate of the fair value of our brand assets is based on a discounted cash flow model and a market-based approach using inputs which include projected revenues from our long-range plan, assumed royalty rates that could be payable if we did not own the brands, and a discount rate.
Intangible assets with finite lives are amortized over their estimated useful lives, generally ranging from 4 to 20 years, and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss would be indicated when estimated undiscounted future cash flows from the use of the asset are less than its carrying amount. An impairment loss would be measured as the difference between the fair value (based on discounted future cash flows) and the carrying amount of the asset.
Investments in Equity Companies
Investments in companies which we do not control but over which we have the ability to exercise significant influence and that, in general, are at least 20% owned by us, are stated at cost plus equity in undistributed net income. These investments are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the investments might not be recoverable. An impairment loss would be recorded whenever a decline in value of an equity investment below its carrying amount is determined to be other than temporary. In judging "other than temporary," we would consider the length of time and extent to which the fair value of the equity company investment has been less than the carrying amount, the near-term and longer-term operating and financial prospects of the equity company, and our longer-term intent of retaining the investment in the equity company.
Revenue Recognition
Sales revenue is recognized at the time of product shipment or delivery, depending on when control passes, to unaffiliated customers, and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable, and collection is reasonably assured. Sales are reported net of returns, consumer and trade promotions, rebates and freight allowed. Taxes imposed by governmental authorities on our revenue-producing activities with customers, such as sales taxes and value-added taxes, are excluded from net sales.
Sales Incentives and Trade Promotion Allowances
The cost of promotion activities provided to customers is classified as a reduction in sales revenue. In addition, the estimated redemption value of consumer coupons and related expense are recorded when the related revenue from customers is realized. Rebate and promotion accruals are based on estimates of the quantity of customer sales. Promotion accruals also consider estimates of the number of consumer coupons that will be redeemed and timing and costs of activities within the promotional programs.
Advertising Expense
Advertising costs are expensed in the year the related advertisement or campaign is first presented through traditional or digital media. For interim reporting purposes, advertising expenses are charged to operations as a percentage of sales based on estimated sales and related advertising expense for the full year.
Research Expense
Research and development costs are charged to expense as incurred.
Other Income and Expense, Net
Other (income) and expense, net primarily includes gains and losses associated with business divestitures and acquisitions, re-measurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses.
Foreign Currency Translation
The income statements of foreign operations, other than those in highly inflationary economies, are translated into U.S. dollars at rates of exchange in effect each month. The balance sheets of these operations are translated at period-end exchange rates, and the differences from historical exchange rates are reflected in stockholders' equity as unrealized translation adjustments. Under highly inflationary accounting, the countries' functional currency becomes the U.S. dollar, and its income statement and balance sheet are measured in U.S. dollars using both current and historical rates of exchange.
As of July 1, 2018, we adopted highly inflationary accounting for our subsidiaries in Argentina (“K-C Argentina”). The effect of changes in exchange rates on peso-denominated monetary assets and liabilities has been reflected in earnings in Other (income) and expense, net. As of December 31, 2024, K-C Argentina had an immaterial net peso monetary position. Net sales of K-C Argentina were approximately 1% of our consolidated net sales in 2024, 2023 and 2022.

As of April 1, 2022, we adopted highly inflationary accounting for our subsidiary in Türkiye (“K-C Türkiye”). The effect of changes in exchange rates on lira-denominated monetary assets and liabilities has been reflected in earnings in Other (income) and expense, net. As of December 31, 2024, K-C Türkiye had an immaterial net lira monetary position. Net sales of K-C Türkiye were less than 1% of our consolidated net sales in 2024, 2023, and 2022.
Derivative Instruments and Hedging
Our policies allow the use of derivatives for risk management purposes and prohibit their use for speculation. Our policies also prohibit the use of any leveraged derivative instrument. Consistent with our policies, foreign currency derivative instruments, interest rate swaps and locks, and the majority of commodity hedging contracts are entered into with a diversified group of major financial institutions, which limits our credit exposure under these arrangements. At inception, we formally designate certain derivatives as cash flow, fair value or net investment hedges and establish how the effectiveness of these hedges will be assessed and measured. This process links the derivatives to the transactions or financial balances they are hedging. Changes in the fair value of derivatives not designated as hedging instruments are recorded in earnings as they occur. All derivative instruments are recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are either recorded in the income statement or other comprehensive income, as appropriate. The gain or loss on derivatives designated as fair value hedges and the offsetting loss or gain on the hedged item attributable to the hedged risk are included in income in the period that changes in fair value occur. The gain or loss on derivatives designated as cash flow hedges is included in other comprehensive income in the period that changes in fair value occur, and is reclassified to income in the same period that the hedged item affects income. The gain or loss on derivatives designated as hedges of investments in foreign subsidiaries is recognized in other comprehensive income to offset the change in value of the net investments being hedged. Certain foreign-currency derivative instruments not designated as hedging instruments have been entered into to manage certain non-functional currency denominated monetary assets and liabilities. The gain or loss on these derivatives is included in income in the period that changes in their fair values occur. Cash flows from derivatives are classified within the Consolidated Statements of Cash Flows in the same category as the items being hedged. Cash flows from derivatives are classified within Operating Activities, except for derivatives designated as net investment hedges which are classified in Investing Activities. See Note 13 for disclosures about derivative instruments and hedging activities.
Leases
Lease assets and lease liabilities are recognized at the commencement of an arrangement where it is determined at inception that a lease exists. Lease assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. These assets and liabilities are initially recognized based on the present value of lease payments over the lease term calculated using our incremental borrowing rate generally applicable to the location of the lease asset, unless the implicit rate is readily determinable. Lease assets also include any upfront lease payments made and exclude lease incentives. Lease terms include options to extend or terminate the lease when it is reasonably certain that those options will be exercised.
Variable lease payments are generally expensed as incurred and include certain index-based changes in rent, certain nonlease components, such as maintenance and other services provided by the lessor, and other charges included in the lease. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and the expense for these short-term leases and for operating leases is recognized on a straight-line basis over the lease term.
Certain lease agreements with lease and nonlease components are combined as a single lease component. The depreciable life of lease assets and leasehold improvements is limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.
Accounting Standards - Adopted During 2024
In September 2022, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update (“ASU”) No. 2022-04, Liabilities – Supplier Finance Programs (Subtopic 405-50). The new guidance requires that a buyer in a supplier finance program disclose sufficient information about the program to allow a user of the financial statements to understand the program’s nature, activity during the period, changes from period to period, and potential magnitude. This ASU was effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the provision on roll forward information, which is effective for fiscal years beginning after December 15, 2023. We adopted this ASU as of January 1, 2023, except for the amendment on roll forward information which was adopted January 1, 2024, on a prospective basis. As the guidance requires only additional disclosure, there were no effects of this standard on our financial position, results of operations or cash flows.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280). The new guidance improves reportable segment disclosures primarily through enhanced disclosures about significant segment expenses and by requiring current annual disclosures to be provided in interim periods. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The new guidance is to be applied retrospectively to all prior periods presented unless impracticable to do so. We adopted this ASU as of January 1, 2024 on a retrospective basis. As the guidance requires only additional disclosure, there were no effects of this standard on our financial position, results of operations or cash flows.
Accounting Standards Issued - Not Adopted as of December 31, 2024
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740). The new guidance is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted, and the amendments should be applied on a prospective basis with retrospective application permitted. As the guidance requires only additional disclosure, there will be no effects of this standard on our financial position, results of operations or cash flows.
In March 2024, the Securities and Exchange Commission (“SEC”) adopted final rules under SEC Release No. 33-11275, The Enhancement and Standardization of Climate-Related Disclosures for Investors. The rules require disclosure of, among other things: climate-related risks that are reasonably likely to have a material impact on its business, results of operations, or financial condition, and material direct greenhouse gas ("GHG") emissions from operations owned or controlled (Scope 1) and/or indirect GHG emissions from purchased energy consumed in operations (Scope 2). Additionally, the rules require disclosure of certain climate-related metrics subject to certain materiality thresholds, including the effects of severe weather events and other natural conditions. Disclosure requirements will begin phasing in prospectively for fiscal years beginning on or after January 1, 2025. Subsequent to issuance, the rules became the subject of litigation, and the SEC has issued a stay to allow the legal process to proceed. We are currently evaluating the impact of the rules on our disclosures and will monitor the litigation progress for possible impacts on the disclosure requirements under the rules.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Topic 220). The new guidance requires disclosure in the notes to the financial statements of disaggregated information about specific expense categories underlying certain income statement expense line items. The amendments in this ASU are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The amendments should be applied on a prospective basis with retrospective application permitted. We are currently evaluating the impact of this update on our consolidated financial statements and related disclosures.
Note 2.    2024 Transformation Initiative
On March 27, 2024, we announced the 2024 Transformation Initiative intended to improve our focus on growth and reduce our structural cost base by realigning our internal operating and management structure to streamline our global supply chain and improve the efficiency of our corporate and regional overhead cost structures. The transformation is expected to impact our organization in all major geographies, and workforce reductions are expected to be in the range of 4% to 5%. Certain actions under the 2024 Transformation Initiative are being finalized for implementation, and accounting for such actions will commence when the actions are authorized for execution.
The transition to the new organizational structure was completed as of October 1, 2024, and the 2024 Transformation Initiative is expected to be completed by the end of 2026, with total costs anticipated to be approximately $1.5 billion pre-tax. Cash costs are expected to be approximately half of that amount, primarily related to workforce reductions. Expected non-cash charges are primarily related to incremental depreciation and asset write-offs, including losses associated with the expected exit of certain markets.
The following charges were incurred in connection with the 2024 Transformation Initiative:

Year Ended December 31, 2024
Cost of products sold:
Charges for workforce reductions	$69
Asset write-offs	27
Incremental depreciation	38
Other exit costs	10
Total	144
Marketing, research and general expenses:
Charges for workforce reductions	116
Other exit costs	112
Total	228
Other (income) and expense, net(a)	84
Nonoperating expense	1
Total charges(b)	457
Provision for income taxes	(118)
Net charges	$339
(a)Other (income) and expense, net includes losses recognized for the exit of certain businesses and markets as part of the 2024 Transformation Initiative.
(b)We do not include 2024 Transformation Initiative charges within our segment operating results. Total impact of these charges to the NA and IPC segments would have been $147 and $187, respectively, for the year ended December 31, 2024, with the residual relating to Corporate & Other. See further discussion around our segment operating results in Note 16.
The following summarizes the 2024 Transformation Initiative liabilities activity:

2024
2024 Transformation Initiative liabilities as of January 1	$—
Charges for workforce reductions and other cash exit costs	291
Cash payments	(156)
Currency and other	(5)
2024 Transformation Initiative liabilities as of December 31	$130
2024 Transformation Initiative liabilities are recorded in Accrued expenses and other current liabilities. The charges related to the 2024 Transformation Initiative are reflected within Operating Activities of our Consolidated Statements of Cash Flows.

Note 3.    Discontinued Operations
As disclosed in Note 1, on June 5, 2025, we announced the sale of a controlling equity interest in a newly formed Joint Venture comprised of our IFP Business. At the time of closing, Buyer will acquire a 51% interest in the Joint Venture for a purchase price of approximately $1.7 billion, subject to certain post-closing adjustments set forth in the Purchase Agreement. We will retain a 49% equity interest in the Joint Venture which we expect will initially be recorded at fair value and subsequently accounted for using the equity method of accounting. The transaction is expected to close in mid-2026, pending the satisfaction of consultation requirements and customary closing conditions, including obtaining required regulatory approvals, set forth in the Purchase Agreement.
Financial Information of Discontinued Operations
The following table presents the components of Income from Discontinued Operations, Net of Income Taxes:

	Year Ended December 31
	2024	2023	2022
Net Sales	$3,253	$3,285	$3,223
Cost of products sold	2,362	2,522	2,528
Gross Profit	891	763	695
Marketing, research and general expenses	381	346	323
Other (income) and expense, net	—	1	—
Operating Profit	510	416	372
Nonoperating expense	(1)	(1)	—
Income from discontinued operations before income taxes	509	415	372
Provision for income taxes	(123)	(110)	(90)
Income from Discontinued Operations, Net of Income Taxes	$386	$305	$282
The following table presents significant non-cash items and capital expenditures of discontinued operations:

	Year Ended December 31
	2024	2023	2022
Depreciation and Amortization	$133	$115	$123
Capital Spending	116	100	134

The following table presents the components of assets and liabilities classified as discontinued operations:

	December 31
	2024	2023
Assets
Cash and cash equivalents	$11	$18
Accounts receivable, net	281	299
Inventories	370	406
Other current assets	34	25
Current Assets of Discontinued Operations	$696	$748

Property, Plant and Equipment, Net	$1,229	$1,308
Goodwill	168	191
Other Intangible Assets, Net	7	9
Other Assets	104	122
Non-current Assets of Discontinued Operations	$1,508	$1,630

Liabilities
Debt payable within one year	$4	$4
Trade accounts payable	451	464
Accrued expenses and other current liabilities	228	253
Current Liabilities of Discontinued Operations	$683	$721

Long-Term Debt	$21	$31
Non-current Employee Benefits	15	15
Deferred Income Taxes	26	34
Other Liabilities	77	93
Non-current Liabilities of Discontinued Operations	$139	$173
Joint Venture Agreement and Ancillary Agreements
Upon the closing, K-C, Buyer and the Joint Venture will enter into a joint venture agreement (the "JVA"), which will set forth provisions relating to, among other things, the governance of the Joint Venture following closing, transfer restrictions with respect to the parties’ interests in the Joint Venture, and the option of Buyer to purchase K-C's equity interests in the Joint Venture. We will also enter into certain ancillary agreements including intellectual property rights, transition services agreements (the "TSA") and transitional supply arrangements (the "Supply Agreements"). Pursuant to the TSA, K-C will provide certain services to the Joint Venture, on an interim, transitional basis from and after the closing for an initial duration of 18 months, with certain extension rights provided therein. Pursuant to the Supply Agreements, K-C will manufacture and supply certain products to the Joint Venture and, similarly, the Joint Venture will manufacture and supply certain products to K-C for a period of up to 36 months following the closing with certain extension rights provided therein.
Note 4.    Acquisitions and Divestitures
On February 24, 2022, we completed our acquisition of a majority and controlling share of Thinx Inc. (“Thinx”), an industry leader in the reusable period and incontinence underwear category, for total consideration of $181. We previously accounted for our ownership interest in Thinx as an equity method investment, but upon increasing our ownership to 58%, we began consolidating the operations of Thinx into our consolidated financial statements at the end of the first quarter of 2022.

In the first quarter of 2023, we delivered a redemption notice to the third-party minority owner with respect to a portion of the remaining common securities of Thinx. The redemption closed in the second quarter of 2023, and we acquired additional ownership of Thinx for $48, increasing our controlling ownership to 70%. As part of the completion of a negotiated final redemption, we acquired the remaining 30% ownership of Thinx for $47 in the fourth quarter of 2023. As the purchase of additional ownership in an already controlled subsidiary represents an equity transaction, no gain or loss was recognized in consolidated net income or comprehensive income. The following table discloses the effect of the change in the ownership interest between us and the previous noncontrolling interest:

Year Ended December 31, 2023
Net income attributable to Kimberly-Clark Corporation	$1,764
Increase in Kimberly-Clark Corporation's additional paid-in capital for purchase of the remaining shares of Thinx(a)	87
Change in net income attributable to Kimberly-Clark Corporation and transfer to noncontrolling interests	$1,851
(a)    The acquisition of the remaining ownership of Thinx was recorded as a reduction in Redeemable Preferred Securities of Subsidiaries of $234, an increase to retained earnings of $52, an increase to additional paid-in capital of $87, and a reduction of cash of $95.
Divestitures
On July 1, 2024, we completed the sale transaction that was announced on April 7, 2024, of the personal protective equipment ("PPE") business for total consideration of $635, including the initial purchase price of $640 less working capital and other closing adjustments of $5. The transaction included Kimtech branded products, such as gloves, apparel and masks, and KleenGuard branded products, such as gloves, apparel, respirators and eyewear, which serve a variety of scientific and industrial industries globally. Upon closure of the transaction, a pre-tax gain of $566 ($453 after-tax) was recognized in Other (income) and expense, net. This gain is net of transaction costs of $14 that were determined to be directly attributable to the sale transaction.
On June 1, 2023, we completed the sale of our Neve tissue brand and related consumer and professional tissue assets in Brazil for $212, including the base purchase price of $175 and working capital and other closing adjustments of $37. This transaction also included a licensing agreement to allow the acquirer to manufacture and market in Brazil the Kleenex, Scott and Wypall brands to consumers and professional customers for a period of time. Upon closure of the transaction, a gain of $74 pre-tax was recognized in Other (income) and expense, net. We incurred divestiture-related costs of $30 pre-tax, which were recorded in Cost of products sold and Marketing, research and general expenses, resulting in a net benefit of $44 pre-tax ($26 after-tax).
Note 5.    Goodwill and Other Intangible Assets
During the fourth quarter of 2024, our internal reporting and management structure changed in connection with our 2024 Transformation Initiative, resulting in changes to the composition of our reportable segments and reporting units. As a result, we have allocated goodwill to the new reporting units using the relative fair value approach, and have reflected the impact of these changes in all historical periods presented. Refer to Note 1 and 16 for further information on this reorganization and the impact to our segments.
The changes in the carrying amount of goodwill by reportable segment were as follows:

	NA	IPC	Total
Balance as of December 31, 2022	$1,128	$752	$1,880
Divestiture	—	—	—
Effect of foreign currency translation	—	14	14
Balance as of December 31, 2023	1,128	766	1,894
Divestiture	(15)	—	(15)
Effect of foreign currency translation	—	(83)	(83)
Balance as of December 31, 2024	$1,113	$683	$1,796

Prior to the reorganization discussed above, we completed our required annual assessment of goodwill for impairment for all our reporting units using a qualitative assessment as of the first day of the third quarter of the year ended December 31, 2024, concluding that it was more likely than not that the fair value of each reporting unit significantly exceeded the respective carrying amounts.
As a result of our segment reorganization, we reassigned assets and liabilities to the applicable reporting units and allocated goodwill using a relative fair value approach. As this change in the composition of our reporting units was considered a goodwill triggering event, we performed an impairment test on both a pre- and post- reorganization basis. In both cases, we concluded there was no goodwill impairment as the fair value of each reporting unit significantly exceeded the respective carrying amounts.
The carrying amounts of Other Intangible Assets, Net, were as follows:

	December 31
	2024			2023
	Gross Carrying Amount(b)	Accumulated Amortization(b)	Net Carrying Amount	Gross Carrying Amount(b)	Accumulated Amortization(b)	Net Carrying Amount
Intangible assets with indefinite lives:
Brand names	$46	$—	$46	$68	$—	$68
Intangibles with finite lives:
Trademarks and brand names	53	(40)	13	97	(41)	56
Other intangible assets(a)	33	(12)	21	76	(12)	64
Total intangible assets with finite lives	86	(52)	34	173	(53)	120
Total	$132	$(52)	$80	$241	$(53)	$188
(a)    Other intangible assets primarily include customer and distributor relationships.
(b)    Amounts reflect impairments noted below and are subject to foreign currency adjustments.
Amortization expense relating to the intangible assets with finite lives was $7, $11 and $14 for the years ended December 31, 2024, 2023 and 2022, respectively. Based on the carrying values of the intangible assets with finite lives as of December 31, 2024, amortization expense for each of the next five years is estimated to be approximately $1.
For 2024, we completed the required annual assessment of indefinite-lived intangible assets, other than goodwill, for impairment using a qualitative assessment as of the first day of the third quarter, and other than discussed below, we determined that it is more likely than not that the fair value is more than the carrying amount for each of these intangible assets.
2024 Intangible Asset Impairment
During the third quarter of 2024, we revised internal financial projections for our Softex and Thinx businesses to reflect updated expectations of future financial performance in light of current performance and as part of our re-organization efforts discussed in Note 2. As part of these revisions, we performed impairment assessments for our indefinite-lived brand names and finite-lived intangible assets, primarily brand names and distributor relationships. As a result of these assessments, we recognized impairment charges of $97 pre-tax ($57 after-tax) to write-down these intangible assets to their respective fair values. The valuation methods used in the assessments included the relief from royalty and distributor relationships methods. These impairment charges were primarily caused by increased attrition in our distributor relationships valuation model and the continued challenges arising from modified consumer shopping behavior in the post-COVID-19 period coupled with revisions to our long-term strategy and outlook. These noncash charges were included in Impairment of intangible assets in our Consolidated Statements of Income and in Asset impairments within Operating Activities in our Consolidated Statements of Cash Flows.

2023 Intangible Asset Impairment
In the second quarter of 2023, we conducted forecasting and strategic reviews and integration assessments of our Softex Indonesia business, acquired in the fourth quarter of 2020, and with performance below expectations since acquisition, we revised internal financial projections of the business to reflect updated expectations of future financial performance. These reviews and the subsequent revisions in the projections highlighted challenges for the Softex business arising from modified consumer shopping behavior in the post-COVID-19 period, inflationary pressures and other macroeconomic factors and increased competitive activity in the region. As a result of separate management reviews, we also have revised internal financial projections associated with our acquisition of a controlling interest in Thinx as a result of performance below expectations due to the impact of modified consumer shopping behavior in the post-COVID-19 period.
These revisions were considered triggering events requiring interim impairment assessments to be performed relative to the intangible assets that had been recorded as part of these acquisitions. These intangible assets included indefinite-lived and finite-lived brands and finite-lived distributor and customer relationships. As a result of the interim impairment assessments, we recognized impairment charges, principally arising from the impairment charge of $593 related to the Softex business, totaling $658 pre-tax ($483 after-tax) to write-down these intangible assets to their respective fair values aggregating to $188 as of June 30, 2023. The valuation methods used in the assessments included the relief from royalty and distributor and customer relationships methods. This noncash charge was included in Impairment of intangible assets in our Consolidated Statements of Income and in Asset impairments within Operating Activities in our Consolidated Statements of Cash Flows.
We believe our estimates and assumptions used in the valuations are reasonable and comparable to those that would be used by other market participants; however, actual events and results could differ substantially from those used in the valuation, and to the extent such factors result in a failure to achieve the projected cash flows used to estimate fair value, additional noncash impairment charges could be required in the future.
Note 6.    Fair Value Information
The following fair value information is based on a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The three levels in the hierarchy used to measure fair value are:
Level 1—Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.
Level 2—Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3—Prices or valuations that require inputs that are significant to the valuation and are unobservable.
A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
During 2024 and 2023, there were no significant transfers to or from level 3 fair value determinations.
Derivative assets and liabilities are measured on a recurring basis at fair value. As of December 31, 2024 and 2023, derivative assets were $189 and $70, respectively, and derivative liabilities were $137 and $259, respectively. The fair values of derivatives used to manage interest rate risk and commodity price risk are based on the Secured Overnight Financing Rate ("SOFR") and interest rate swap curves and on commodity price quotations, respectively. The fair values of hedging instruments used to manage foreign currency risk are based on published quotations of spot currency rates and forward points, which are converted into implied forward currency rates. Measurement of our derivative assets and liabilities is considered a level 2 measurement. See Note 13 for additional information on our use of derivative instruments.
Redeemable preferred securities of subsidiaries are measured on a recurring basis at their estimated redemption values, which approximate fair value. As of December 31, 2024 and 2023, the securities were valued at $37 and

$26, respectively. The securities are not traded in active markets, and their measurement is considered a level 3 measurement.
Company-owned life insurance ("COLI") assets are measured on a recurring basis at fair value. COLI assets were $71 and $67 as of December 31, 2024 and 2023, respectively. The COLI policies are a source of funding primarily for our nonqualified employee benefits and are included in Other Assets in the Consolidated Balance Sheets. The COLI policies are measured at fair value using the net asset value per share practical expedient, and therefore, are not classified in the fair value hierarchy.
The following table includes the fair value of our financial instruments for which disclosure of fair value is required:

	Fair Value Hierarchy Level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		December 31, 2024		December 31, 2023
Assets
Cash and cash equivalents(a)	1	$1,010	$1,010	$1,075	$1,075
Time deposits(b)	1	181	181	157	157
Non-US government bonds(c)	2	15	15	—	—
Liabilities
Short-term debt(d)	2	3	3	2	2
Long-term debt(e)	2	7,415	6,828	7,947	7,534
(a)Cash equivalents are composed of certificates of deposit, time deposits and other interest-bearing investments with original maturity dates of 90 days or less. Cash equivalents are recorded at cost, which approximates fair value.
(b)Time deposits are composed of deposits with original maturities of more than 90 days but less than one year and instruments with original maturities of greater than one year, included in Other current assets or Other Assets in the Consolidated Balance Sheets, as appropriate. Time deposits are recorded at cost, which approximates fair value.
(c)Non-US government bonds are composed of foreign issued debt securities that are classified as held-to-maturity because we have the positive intent and ability to hold the securities to maturity. These securities are recorded at amortized cost and are included in Other current assets or Other Assets in the Consolidated Balance Sheets, as appropriate.
(d)Short-term debt is composed of U.S. commercial paper and/or other similar short-term debt issued by non-U.S. subsidiaries, all of which are recorded at cost, which approximates fair value.
(e)Long-term debt includes the current portion of these debt instruments. Fair values were estimated based on quoted prices for financial instruments for which all significant inputs were observable, either directly or indirectly.
Note 7.    Debt
Long-term debt is composed of the following:

	Weighted-Average Interest Rate	Maturities	December 31
			2024	2023
Notes and debentures	3.5%	2025 - 2050	$7,310	$7,851
Industrial development revenue bonds	4.1%	2029 - 2045	59	59
Bank loans and other financings in various currencies	5.7%	2025 - 2039	46	37
Total long-term debt			7,415	7,947
Less current portion			561	561
Long-term portion			$6,854	$7,386
Scheduled maturities of long-term debt for the next five years are $562 in 2025, $406 in 2026, $603 in 2027, $699 in 2028 and $701 in 2029.
In February 2023, we issued $350 aggregate principal amount of 4.50% notes due February 16, 2033. Proceeds from the offering were used for general corporate purposes including the repayment of a portion of our commercial paper indebtedness.

We maintain a $2.0 billion revolving credit facility which expires in June 2028 and a $750 revolving credit facility which expires in May 2025. These facilities, currently unused, support our commercial paper program, and would provide liquidity in the event our access to the commercial paper markets is unavailable for any reason.
Note 8.    Stock-Based Compensation
We have a stock-based Equity Participation Plan and an Outside Directors' Compensation Plan (the "Plans"), under which we can grant stock options, restricted shares and restricted share units to employees and outside directors. As of December 31, 2024, the number of shares of common stock available for grants under the Plans aggregated to 7.5 million shares. Unless specifically stated, the following reflects consolidated information for the Company inclusive of the IFP Business.
Stock options are granted at an exercise price equal to the fair market value of our common stock on the date of grant, and they have a term of 10 years. Stock options are subject to graded vesting whereby options vest 30% at the end of each of the first two 12-month periods following the grant and 40% at the end of the third 12-month period.
Time-vested restricted share unit grants starting in 2022 are valued at the closing market price of our common stock on the grant date and are generally subject to a graded vesting whereby shares vest 30% at the end of each of the first two 12-month periods following the grant and 40% at the end of the third 12-month period. Time-vested restricted share unit grants issued prior to 2022 or issued for special one-time awards, restricted share units, and performance-based restricted share units granted to employees are valued at the closing market price of our common stock on the grant date and vest generally at the end of three years. The number of performance-based share units that ultimately vest ranges from zero to 200% of the number granted based on the attainment of performance metrics. Performance metrics are tied to modified free cash flow and organic sales growth during the three-year performance period. Modified free cash flow and organic sales growth are set at the beginning of the performance period. Restricted share units granted to outside directors are valued at the closing market price of our common stock on the grant date and vest when they are granted. The restricted period begins on the date of grant and expires on the date the outside director retires from or otherwise terminates service on our Board.
At the time stock options are exercised or restricted shares and restricted share units vest, common stock is issued from our accumulated treasury shares. Dividend equivalents are credited on restricted share units on the same date and at the same rate as dividends are paid on Kimberly-Clark's common stock. These dividend equivalents, net of estimated forfeitures, are charged to retained earnings.
Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, net of estimated forfeitures, based on the fair value of the award at the date of grant. Stock-based compensation costs from continuing operations of $122, $160 and $143 and related deferred income tax benefits of $27, $34 and $31 were recognized for 2024, 2023 and 2022, respectively.
The fair value of stock option awards is determined on the date of grant using a Black-Scholes-Merton option-pricing model utilizing a range of assumptions related to dividend yield, volatility, risk-free interest rate, and historical employee exercise behavior. Dividend yield is based on historical experience and expected future dividend actions. Expected volatility is based on a blend of historical volatility and implied volatility from traded options on Kimberly-Clark's common stock. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. We estimate forfeitures based on historical data.

During 2024 and 2023, no stock options were granted. In 2022, the weighted-average fair value of stock options granted was estimated at $21.28 per option based on the following assumptions:

Year Ended December 31, 2022
Dividend yield	3.3%
Volatility	22.1%
Risk-free interest rate	2.8%
Expected life - years	4.6
Total remaining unrecognized compensation costs and amortization period are as follows:

	December 31, 2024	Weighted-Average Service Years
Stock options	$1	0.3
Restricted shares and time-vested restricted share units	68	1.3
Nonvested performance-based restricted share units	23	1.6
A summary of stock-based compensation is presented below:

Stock Options	Shares (in thousands)	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding as of January 1, 2024	4,197	$128.80
Granted	—	—
Exercised	(1,107)	140.66
Forfeited or expired	(114)	120.46
Outstanding as of December 31, 2024	2,976	131.05	4.7	$12
Exercisable as of December 31, 2024	2,791	130.73	4.2	$11
The total intrinsic value of options exercised during 2024, 2023 and 2022 was $19, $23 and $21, respectively.

	Time-Vested Restricted Share Units		Performance-Based Restricted Share Units
Other Stock-Based Awards	Shares (in thousands)	Weighted-Average Grant-Date Fair Value	Shares (in thousands)	Weighted-Average Grant-Date Fair Value
Nonvested as of January 1, 2024	1,205	$133.14	903	$130.36
Granted	925	135.31	655	136.41
Vested	(580)	137.70	(820)	131.82
Forfeited	(158)	138.40	(52)	137.97
Nonvested as of December 31, 2024	1,392	137.79	686	134.87
The total fair value of restricted share units that vested during 2024, 2023 and 2022 was $185, $99 and $118, respectively.
Note 9.    Employee Postretirement Benefits
Substantially all regular employees in the U.S. and the United Kingdom are covered by defined contribution retirement plans and certain U.S. and United Kingdom employees previously earned benefits covered by defined benefit pension plans that currently provide no future service benefit (the "Principal Plans"). Certain other subsidiaries have defined benefit pension plans or, in certain countries, termination pay plans covering substantially all regular employees. The funding policy for our qualified defined benefit pension plans is to contribute assets at least equal in amount to regulatory minimum requirements. Nonqualified U.S. plans providing pension benefits in excess of limitations imposed by the U.S. income tax code are not funded.
Substantially all U.S. retirees and employees have access to our unfunded health care and life insurance benefit plans. The annual increase in the consolidated weighted-average health care cost trend rate is expected to be 5.9% in 2025 and to decline to 4.5% in 2034 and thereafter. Assumed health care cost trend rates affect the amounts reported for postretirement health care benefit plans.
Summarized financial information about postretirement plans, excluding defined contribution retirement plans, is presented below:

	Pension Benefits		Other Benefits
	Year Ended December 31
	2024	2023	2024	2023
Change in Benefit Obligation
Benefit obligation at beginning of year	$2,428	$2,398	$531	$533
Service cost	11	11	4	4
Interest cost	114	120	28	30
Actuarial (gain) loss(a)	(129)	58	(3)	13
Currency and other	(39)	56	(12)	5
Benefit payments from plans	(174)	(141)	—	—
Direct benefit payments	(8)	(8)	(51)	(54)
Settlements and curtailments	(5)	(66)	—	—
Benefit obligation at end of year	2,198	2,428	497	531
Change in Plan Assets
Fair value of plan assets at beginning of year	2,295	2,285	—	—
Actual return on plan assets	(32)	136	—	—
Employer contributions	14	24	—	—
Currency and other	(39)	57	—	—
Benefit payments	(174)	(141)	—	—
Settlements	(4)	(66)	—	—
Fair value of plan assets at end of year	2,060	2,295	—	—
Funded Status	$(138)	$(133)	$(497)	$(531)
(a)    The actuarial net gains in 2024 and actuarial net losses in 2023 were primarily due to discount rate increases and decreases, respectively.
Substantially all of the funded status of pension and other benefits is recognized in the Consolidated Balance Sheets in Noncurrent Employee Benefits, with the remainder recognized in Accrued expenses and other current liabilities and Other Assets.
Information for the Principal Plans and All Other Pension Plans

	Principal Plans		All Other Pension Plans		Total
	Year Ended December 31
	2024	2023	2024	2023	2024	2023
Projected benefit obligation (“PBO”)	$1,900	$2,123	$298	$305	$2,198	$2,428
Accumulated benefit obligation (“ABO”)	1,900	2,123	257	264	2,157	2,387
Fair value of plan assets	1,795	2,019	265	276	2,060	2,295
Approximately one-half of the PBO and fair value of plan assets for the Principal Plans relate to the U.S. qualified and nonqualified pension plans.

Information for Pension Plans with an ABO in Excess of Plan Assets

	December 31
	2024	2023
ABO	$2,042	$2,259
Fair value of plan assets	1,874	2,093
Information for Pension Plans with a PBO in Excess of Plan Assets

	December 31
	2024	2023
PBO	$2,048	$2,270
Fair value of plan assets	1,875	2,100
Components of Net Periodic Benefit Cost

	Pension Benefits			Other Benefits
	Year Ended December 31
	2024	2023	2022	2024	2023	2022
Service cost	$11	$11	$14	$4	$4	$7
Interest cost	114	120	89	28	30	21
Expected return on plan assets(a)	(123)	(127)	(121)	—	—	—
Recognized net actuarial (gain) loss	40	39	34	—	(3)	1
Settlements and curtailments	2	35	52	—	—	—
Other	—	—	—	—	1	(1)
Net periodic benefit cost	$44	$78	$68	$32	$32	$28
(a)The expected return on plan assets is determined by multiplying the fair value of plan assets at the remeasurement date, typically the prior year-end adjusted for estimated current year cash benefit payments and contributions, by the expected long-term rate of return.
The components of net periodic benefit cost other than the service cost component are included in the line item Nonoperating expense in our Consolidated Statements of Income.
Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost for the Years Ended December 31

	Pension Benefits				Other Benefits
	Projected 2025	2024	2023	2022	2024	2023	2022
Discount rate	5.38%	4.93%	5.22%	2.73%	5.66%	5.92%	3.15%
Expected long-term return on plan assets	6.12%	5.60%	5.80%	3.80%	—	—	—
Rate of compensation increase	3.43%	3.49%	3.45%	3.28%	—	—	—
Weighted-Average Assumptions Used to Determine Benefit Obligations as of December 31

	Pension Benefits		Other Benefits
	2024	2023	2024	2023
Discount rate	5.38%	4.93%	6.04%	5.66%
Rate of compensation increase	3.43%	3.49%	—	—

Investment Strategies for the Principal Plans
Strategic asset allocation decisions are made considering several risk factors, including plan participants' retirement benefit security, the estimated payments of the associated liabilities, the plan funded status, and Kimberly-Clark's financial condition. The resulting strategic asset allocation is a diversified blend of equity and fixed income investments. Equity investments are typically diversified across geographies and market capitalization. Fixed income investments are diversified across multiple sectors including government issues and corporate debt instruments with a portfolio duration that is consistent with the estimated payment of the associated liability. Actual asset allocation is regularly reviewed and periodically rebalanced to the strategic allocation when considered appropriate. Our 2025 target plan asset allocation for the Principal Plans is approximately 85% fixed income securities and 15% equity securities.
The expected long-term rate of return is generally evaluated on an annual basis. In setting this assumption, we consider a number of factors including projected future returns by asset class relative to the current asset allocation. The weighted-average expected long-term rate of return on pension fund assets used to calculate pension expense for the Principal Plans was 5.73% in 2024, 6.05% in 2023 and 3.55% in 2022, and will be 6.34% in 2025.
Set forth below are the pension plan assets of the Principal Plans measured at fair value, by level in the fair-value hierarchy. More than 60% of the assets are held in pooled funds and are measured using a net asset value (or its equivalent). Accordingly, such assets do not meet the Level 1, Level 2, or Level 3 criteria of the fair value hierarchy.

	Fair Value Measurements as of December 31, 2024
	Total Plan Assets	Assets at Quoted Prices in Active Markets for Identical Assets (Level 1)	Assets at Significant Observable Inputs (Level 2)	Assets at Significant Unobservable Inputs (Level 3)
Cash and Cash Equivalents
Held directly	$25	$16	$9	$—
Fixed Income
Held directly
U.S. government and municipals	112	94	18	—
U.S. corporate debt	304	—	304	—
U.S. securitized	1	—	1	—
International bonds	50	—	50	—
Held through mutual and pooled funds measured at net asset value
U.S. government and municipals	289	—	—	—
Non-U.S. securitized	69	—	—	—
International bonds	509	—	—	—
Equity
Held directly
U.S. equity	14	14	—	—
International equity	11	11	—	—
Held through mutual and pooled funds measured at net asset value
Non-U.S. equity	2	—	—	—
Global equity	218	—	—	—
Insurance Contracts	194	—	—	194
Other	(3)	(3)	—	—
Total Plan Assets	$1,795	$132	$382	$194

	Fair Value Measurements as of December 31, 2023
	Total Plan Assets	Assets at Quoted Prices in Active Markets for Identical Assets (Level 1)	Assets at Significant Observable Inputs (Level 2)	Assets at Significant Unobservable Inputs (Level 3)
Cash and Cash Equivalents
Held directly	$34	$23	$11	$—
Fixed Income
Held directly
U.S. government and municipals	98	97	1	—
U.S. corporate debt	203	—	203	—
International bonds	38	—	38	—
Held through mutual and pooled funds measured at net asset value
U.S. government and municipals	85	—	—	—
U.S. corporate debt	408	—	—	—
Non-U.S. securitized	67	—	—	—
International bonds	591	—	—	—
Equity
Held directly
U.S. equity	21	21	—	—
International equity	15	15	—	—
Held through mutual and pooled funds measured at net asset value
Non-U.S. equity	3	—	—	—
Global equity	224	—	—	—
Insurance Contracts	230	—	—	230
Other	2	2	—	—
Total Plan Assets	$2,019	$158	$253	$230
Futures contracts are used when appropriate to manage duration targets. As of December 31, 2024 and 2023, the U.S. plan held directly Treasury futures contracts with a total notional value of approximately $278 and $288, respectively, and an insignificant fair value. As of December 31, 2024 and 2023, the United Kingdom plan held through a pooled fund future contracts with a total notional value of approximately $418 and $417, and an insignificant fair value.
During 2024 and 2023, the plan assets did not include a significant amount of Kimberly-Clark common stock.
Inputs and valuation techniques used to measure the fair value of plan assets vary according to the type of security being valued. Substantially all of the equity securities held directly by the plans are actively traded and fair values are determined based on quoted market prices. Fair values of U.S. government securities are determined based on trading activity in the marketplace.
Fair values of U.S. corporate debt, U.S. municipals and international bonds are typically determined by reference to the values of similar securities traded in the marketplace and current interest rate levels. Multiple pricing services are typically employed to assist in determining these valuations.
Fair values of equity securities and fixed income securities held through units of pooled funds are based on net asset value of the units of the pooled fund determined by the fund manager. Pooled funds are similar in nature to retail mutual funds, but are typically more efficient for institutional investors. The fair value of pooled funds is determined by the value of the underlying assets held by the fund and the units outstanding.
Equity securities held directly by the pension trusts and those held through units in pooled funds are monitored as to issuer and industry. Except for U.S. Treasuries, concentrations of fixed income securities are similarly monitored for concentrations by issuer and industry. As of December 31, 2024, there were no significant concentrations of equity or debt securities in any single issuer or industry.
No level 3 transfers (in or out) were made in 2024 or 2023. Fair values of insurance contracts are based on an evaluation of various factors, including purchase price.
We expect to contribute approximately $15 to our defined benefit pension plans in 2025. Over the next ten years, we expect that the following gross benefit payments will occur:

	Pension Benefits	Other Benefits
2025	$176	$53
2026	179	55
2027	178	54
2028	177	52
2029	174	50
2030-2034	848	218
Defined Contribution Pension Plans
Our 401(k) profit sharing plan and supplemental plan provide for a matching contribution of a U.S. employee's contributions and accruals, subject to predetermined limits, as well as a discretionary profit sharing contribution, in which contributions will be based on our profit performance. We also have defined contribution pension plans for certain employees outside the U.S. Costs charged to expense for our defined contribution pension plans were $158 in 2024, $166 in 2023, and $114 in 2022. Approximately 15% of these costs were for plans outside the U.S.

Note 10.    Stockholders' Equity
The changes in the components of Accumulated Other Comprehensive Income ("AOCI") attributable to Kimberly-Clark, net of tax, are as follows:

	Unrealized Translation		Defined Benefit Pension Plans		Other Postretirement Benefit Plans		Cash Flow Hedges
Balance as of December 31, 2021	$(2,422)		$(803)		$(34)		$20
Other comprehensive income (loss) before reclassifications	(347)		(51)		86		(139)
(Income) loss reclassified from AOCI	—		65	(a)	—		(44)	(c)
Net current period other comprehensive income (loss)	(347)		14		86		(183)
Balance as of December 31, 2022	(2,769)		(789)		52		(163)
Other comprehensive income (loss) before reclassifications	84		(57)		(9)		(153)
(Income) loss reclassified from AOCI	7	(b)	55	(a)	(4)	(a)	164	(c)
Net current period other comprehensive income (loss)	91		(2)		(13)		11
Balance as of December 31, 2023	(2,678)		(791)		39		(152)
Other comprehensive income (loss) before reclassifications	(434)		(15)		10		131
(Income) loss reclassified from AOCI	44	(b)	31	(a)	(2)	(a)	51	(c)
Net current period other comprehensive income (loss)	(390)		16		8		182
Balance as of December 31, 2024	$(3,068)		$(775)		$47		$30
(a)    Included in Nonoperating expense as part of the computation of net periodic benefits costs (see Note 9).
(b)    Included in Other (income) and expense, net as part of the charges related to the 2024 Transformation Initiative (see Note 2).
(c)    Included in Interest expense, Cost of products sold or Other (income) and expense, net, based on the income statement line that the hedged exposure affects earnings.
Included in the above defined benefit pension plans and other postretirement benefit plans balances as of December 31, 2024 is $727 and $1 of unrecognized net actuarial loss and unrecognized net prior service cost, respectively.

The changes in the components of AOCI attributable to Kimberly-Clark, including the tax effect, are as follows:

	Year Ended December 31
	2024	2023	2022
Unrealized translation	$(373)	$84	$(324)
Tax effect	(17)	7	(23)
	$(390)	$91	$(347)

Defined benefit pension plans
Unrecognized net actuarial loss and transition amount
Funded status recognition	$(26)	$(49)	$(109)
Amortization	40	39	34
Settlements and curtailments	2	35	52
Currency and other	6	(23)	36
	22	2	13
Unrecognized prior service cost/credit
Funded status recognition	—	3	2
	—	3	2
Tax effect	(6)	(7)	(1)
	$16	$(2)	$14
Other postretirement benefit plans
Unrecognized net actuarial loss and transition amount	$10	$(18)	$113
Tax effect	(2)	5	(27)
	$8	$(13)	$86
Cash flow hedges
Recognition of effective portion of hedges	$198	$(178)	$(165)
Amortization	69	208	(58)
Currency and other	(15)	(14)	(22)
Tax effect	(70)	(5)	62
	$182	$11	$(183)

Change in AOCI	$(184)	$87	$(430)
Net unrealized currency gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries, except those in highly inflationary economies, are recorded in AOCI. For these operations, changes in exchange rates generally do not affect cash flows; therefore, unrealized translation adjustments are recorded in AOCI rather than net income. Upon sale or substantially complete liquidation of any of these subsidiaries, the applicable unrealized translation adjustment would be removed from AOCI and reported as part of the gain or loss on the sale or liquidation. The change in unrealized translation in 2024 is primarily due to the weakening of various foreign currencies versus the U.S. dollar. Also included in unrealized translation amounts are the effects of foreign exchange rate changes on intercompany balances of a long-term investment nature and transactions designated as hedges of net foreign investments.
Note 11.    Leases and Commitments
We have entered into leases for certain facilities, vehicles, material handling and other equipment. Our leases have remaining contractual terms up to 94 years, some of which include options to extend the leases for up to 99 years, and some of which include options to terminate the leases within 1 year. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. Our lease costs are primarily related to facility leases for inventory warehousing and administration offices.

Lease Expense

	Year Ended December 31
	2024	2023	2022	Income Statement Classification
Operating lease expense	$136	$131	$133	Cost of products sold, Marketing, research and general expenses
Finance lease expense:
Amortization of lease assets	14	12	11	Cost of products sold
Interest on lease liabilities	3	2	1	Interest expense
Total finance lease expense	17	14	12
Variable lease expense(a)	132	214	209	Cost of products sold, Marketing, research and general expenses
Total lease expense	$285	$359	$354
(a)    Includes short-term leases, which are immaterial.
Lease Assets and Liabilities

	December 31
	2024	2023	Balance Sheet Classification
Assets
Operating lease	$363	$387	Other Assets
Finance lease	46	42	Property, Plant and Equipment, Net
Total lease assets	$409	$429
Liabilities
Current:
Operating lease	$116	$117	Accrued expenses and other current liabilities
Finance lease	12	10	Debt payable within one year
Noncurrent:
Operating lease	265	293	Other Liabilities
Finance lease	32	26	Long-Term Debt
Total lease liabilities	$425	$446
As of December 31, 2024 and 2023, accumulated amortization of finance lease assets was $28.
Maturity of Lease Liabilities

	December 31, 2024
	Operating Leases	Finance Leases	Total
2025	$132	$14	$146
2026	119	11	130
2027	73	10	83
2028	36	7	43
2029	22	4	26
Thereafter	40	7	47
Total lease payments	422	53	475
Less imputed interest	41	9	50
Present value of lease liabilities	$381	$44	$425

Lease Terms and Discount Rates

	December 31, 2024		December 31, 2023
	Operating Leases	Finance Leases	Operating Leases	Finance Leases
Weighted-average remaining lease term (years)	4.2	4.9	4.2	5.4
Weighted-average discount rate	4.3%	6.3%	4.0%	6.1%
Supplemental Information Related to Leases
The Consolidated Statements of Cash Flows are presented on a consolidated basis for both continuing operations and discontinued operations. As a result, unless specifically stated, supplemental cash flow information shown below reflects Kimberly-Clark's consolidated results for all periods presented.

	Year Ended December 31
	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating leases	$156	$147	$148
Finance leases	19	17	11
Lease assets obtained in exchange for new lease obligations:
Operating leases	74	66	57
Finance leases	23	24	6
Other non-cash modifications to lease assets:
Operating leases	39	39	72
We have entered into long-term contracts for the purchase of raw materials, primarily superabsorbent materials, pulp and certain utilities. On a consolidated basis, commitments under these contracts based on current prices are $1,507 in 2025, $427 in 2026, $226 in 2027, $10 in 2028, $3 in 2029, and $15 beyond the year 2029.
Although we are primarily liable for payments on the above-mentioned leases and purchase commitments, our exposure to losses, if any, under these arrangements is not material.
Note 12.    Legal Matters
We routinely are involved in legal proceedings, claims, disputes, tax matters, regulatory matters and governmental inspections or investigations arising in the ordinary course of or incidental to our business, including those noted below in this section. We record accruals in the Consolidated Financial Statements for pending litigation when we determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. For the matters we disclose that do not include an estimate of the amount of loss or range of losses, such an estimate is not possible or is immaterial, and we may be unable to estimate the possible loss or range of losses that could potentially result from the application of non-monetary remedies, unless disclosed below. At present we believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not materially harm our financial position, results of operations or cash flows. However, legal proceedings and government investigations are subject to inherent uncertainties, and unfavorable rulings or other events could occur. Unfavorable resolutions could involve substantial monetary damages. In addition, in matters for which conduct remedies are sought, unfavorable resolutions could include an injunction or other order prohibiting us from selling one or more products at all or in particular ways, precluding particular business practices or requiring other remedies. An unfavorable outcome might result in a material adverse impact on our business, results of operations or financial position.
We are party to certain legal proceedings relating to our former health care business, Avanos Medical, Inc. ("Avanos", previously Halyard Health, Inc.), which we spun-off on October 31, 2014, including a qui tam matter and certain subpoena and document requests from the federal government. The subpoena and document requests include subpoenas from the United States Department of Justice ("DOJ") concerning allegations of potential criminal and civil violations of federal laws, including the Food, Drug, and Cosmetic Act, in connection with the manufacturing, marketing and sale of surgical gowns by our former health care business. We continue to cooperate in this investigation and have progressed our efforts to reach a resolution of all related matters.
We are subject to federal, state and local environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. We have been named a potentially responsible party under the provisions of the U.S. federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state statutes, at a number of sites where hazardous substances are present. None of our compliance obligations with environmental protection laws and regulations, individually or in the aggregate, is expected to have a material adverse effect on our business, liquidity, financial condition or results of operations.
Note 13.    Objectives and Strategies for Using Derivatives
As a multinational enterprise, we are exposed to financial risks, such as changes in foreign currency exchange rates, interest rates, and commodity prices. We employ a number of practices to manage these risks, including operating and financing activities and, where appropriate, the use of derivative instruments.
As of December 31, 2024 and 2023, derivative assets were $189 and $70, respectively, and derivative liabilities were $137 and $259, respectively, primarily comprised of foreign currency exchange, interest rate and commodity price contracts. Derivative assets are recorded in Other current assets or Other Assets, as appropriate, and derivative liabilities are recorded in Accrued expenses and other current liabilities or Other Liabilities, as appropriate.
Foreign Currency Exchange Rate Risk
Translation adjustments result from translating foreign entities' financial statements into U.S. dollars from their functional currencies. The risk to any particular entity's net assets is reduced to the extent that the entity is financed with local currency borrowings. A portion of our balance sheet translation exposure for certain affiliates, which results from changes in translation rates between the affiliates’ functional currencies and the U.S. dollar, is hedged with cross-currency swap contracts and certain foreign denominated debt which are designated as net investment hedges. The foreign currency exposure on certain non-functional currency denominated monetary assets and liabilities, primarily intercompany loans and accounts payable, is hedged primarily with undesignated derivative instruments.
Derivative instruments are used to hedge a portion of forecasted cash flows denominated in foreign currencies for non-U.S. operations' purchases of raw materials, which are priced in U.S. dollars, and imports of intercompany finished goods and work-in-process inventories priced predominantly in U.S. dollars and euros. The derivative instruments used to manage these exposures are designated as cash flow hedges.
Interest Rate Risk
Interest rate risk is managed using a portfolio of variable and fixed-rate debt composed of short and long-term instruments. Interest rate swap contracts may be used to facilitate the maintenance of the desired ratio of variable and fixed-rate debt and are designated as fair value hedges. From time to time, we also hedge the anticipated issuance of fixed-rate debt, and these contracts are designated as cash flow hedges.
Commodity Price Risk
We use derivative instruments, such as commodity forward and price swap contracts, to hedge a portion of our exposure to market risk arising from changes in prices of certain commodities. These derivatives are primarily designated as cash flow hedges of specific quantities of the underlying commodity expected to be purchased in future months. In addition, we utilize negotiated contracts of varying durations along with strategic pricing mechanisms to manage volatility for a portion of our commodity costs.

Fair Value Hedges
Derivative instruments that are designated and qualify as fair value hedges are predominantly used to manage interest rate risk. The fair values of these derivative instruments are recorded as an asset or liability, as appropriate, with the offset recorded in Interest expense. The offset to the change in fair values of the related debt is also recorded in Interest expense. Any realized gain or loss on the derivatives that hedge interest rate risk is amortized to Interest expense over the life of the related debt. As of December 31, 2024, the aggregate notional values and carrying values of debt subject to outstanding interest rate contracts designated as fair value hedges were $525 and $488, respectively. For the years ended December 31, 2024, 2023 and 2022, gains or losses recognized in Interest expense for interest rate swaps were not material.
Cash Flow Hedges
For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss on the derivative instrument is initially recorded in AOCI, net of related income taxes, and recognized in earnings in the same income statement line and period that the hedged exposure affects earnings. As of December 31, 2024, the aggregate notional value of outstanding foreign exchange derivative contracts designated as cash flow hedges was $3.1 billion. For the years ended December 31, 2024, 2023 and 2022, no material gains or losses were reclassified into Interest expense, Cost of products sold or Other (income) and expense, net as a result of the discontinuance of cash flow hedges due to the original forecasted transaction no longer being probable of occurring. As of December 31, 2024, amounts to be reclassified from AOCI into Interest expense, Cost of products sold or Other (income) and expense, net during the next twelve months are not expected to be material. The maximum maturity of cash flow hedges in place as of December 31, 2024 is November 2027.
Net Investment Hedges
For derivative instruments that are designated and qualify as net investment hedges, the aggregate notional value was $1.6 billion as of December 31, 2024. We exclude the interest accruals on cross-currency swap contracts and the forward points on foreign exchange forward contracts from the assessment and measurement of hedge effectiveness. We recognize the interest accruals on cross-currency swap contracts in earnings within Interest expense. We amortize the forward points on foreign exchange contracts into earnings within Interest expense over the life of the hedging relationship. Changes in fair value of net investment hedges are recorded in AOCI and offset the change in the value of the net investment being hedged. For the year ended December 31, 2024, unrealized gains of $64 related to net investment hedge fair value changes were recorded in AOCI and no material amounts were reclassified from AOCI to Interest expense.
For the years ended December 31, 2024, 2023 and 2022 no material amounts were excluded from the assessment of net investment, fair value or cash flow hedge effectiveness.
Undesignated Hedging Instruments
Gains or losses on undesignated foreign exchange hedging instruments are immediately recognized in Other (income) and expense, net. For the years ended December 31, 2024, 2023 and 2022, we recognized a loss of $49, a gain of $2 and a loss of $29, respectively. The effect on earnings from the use of these undesignated derivatives is substantially neutralized by the transactional gains and losses recorded on the underlying assets and liabilities. As of December 31, 2024, the notional amount of these undesignated derivative instruments was approximately $3.0 billion.

Note 14.    Income Taxes
The Provision for income taxes consists of the following:

	Year Ended December 31
	2024	2023	2022
Current income taxes
United States	$236	$364	$243
State	56	53	15
Other countries	195	252	181
Total	487	669	439
Deferred income taxes
United States	(14)	(120)	(22)
State	(18)	(28)	(1)
Other countries	(13)	(178)	(11)
Total	(45)	(326)	(34)
Total Provision for income taxes	$442	$343	$405
The components of Income from Continuing Operations Before Income Taxes and Equity Interests are as follows:

	Year Ended December 31
	2024	2023	2022
United States	$2,194	$1,954	$1,735
Other countries	224	(348)	233
Total Income from Continuing Operations Before Income Taxes and Equity Interests	$2,418	$1,606	$1,968

Deferred income tax assets and liabilities are comprised of the following:

	December 31
	2024	2023
Deferred tax assets
Pension and other postretirement benefits	$169	$177
Tax credits and loss carryforwards	623	636
Capitalized research costs	272	224
Lease liabilities	112	126
Other	364	414
	1,540	1,577
Valuation allowances	(295)	(298)
Total deferred tax assets	1,245	1,279

Deferred tax liabilities
Property, plant and equipment	854	914
Investments in subsidiaries	113	110
Goodwill	64	74
Lease assets	105	116
Other	203	174
Total deferred tax liabilities	1,339	1,388

Net deferred tax assets (liabilities)	$(94)	$(109)
Valuation allowances as of December 31, 2024 primarily relate to tax credits, capital loss carryforwards, and income tax loss carryforwards of $1.1 billion. If these items are not utilized against taxable income, $510 of the income tax loss carryforwards will expire from 2025 through 2044. The remaining $616 has no expiration date.
Realization of income tax loss carryforwards is dependent on generating sufficient taxable income prior to expiration of these carryforwards. Although realization is not assured, we believe it is more likely than not that all of the deferred tax assets, net of applicable valuation allowances, will be realized. The amount of the deferred tax assets considered realizable could be reduced or increased due to changes in the tax environment or if estimates of future taxable income change during the carryforward period.

Presented below is a reconciliation of the Provision for income taxes computed at the U.S. federal statutory tax rate to the actual effective tax rate:

	Year Ended December 31
	2024	2023	2022
U.S. statutory rate applied to income before income taxes and equity interests	21.0%	21.0%	21.0%
State income taxes, net of federal tax benefit	1.2	1.2	0.5
Routine tax incentives	(2.6)	(4.3)	(3.7)
Net nondeductible expenses	0.9	2.2	1.3
Net tax (benefit) cost on foreign income	1.6	0.2	2.4
Valuation allowance	1.9	3.5	1.5
Tax effects of the impairment of intangible assets	(0.6)	(1.7)	—
Softex tax reserve release	(2.8)	—	—
Nigeria worthless stock deduction	(1.7)	—	—
Other - net(a)	(0.6)	(0.7)	(2.4)
Effective income tax rate	18.3%	21.4%	20.6%
(a)    Other - net is composed of numerous items, none of which are greater than 1.05% of income before income taxes and equity interests.
As of December 31, 2024, we have accumulated undistributed earnings generated by our foreign subsidiaries of approximately $10.6 billion. Earnings of $3.4 billion were previously subject to U.S. federal income tax. Any additional taxes due with respect to such previously-taxed foreign earnings, if repatriated, would generally be limited to foreign and U.S. state income taxes. Deferred taxes have been recorded on $932 of earnings of foreign consolidated subsidiaries expected to be repatriated. We do not intend to distribute any remaining foreign earnings and therefore have not recorded deferred taxes for foreign and U.S. income taxes on such earnings.
We consider any excess of the amount for financial reporting over the tax basis in our foreign subsidiaries to be indefinitely reinvested. The determination of deferred tax liabilities on the amount of financial reporting over tax basis or the remaining foreign earnings is not practicable.
Presented below is a reconciliation of the beginning and ending amounts of unrecognized income tax benefits:

	2024	2023	2022
Balance as of January 1	$579	$479	$496
Gross increases for tax positions of prior years	61	38	22
Gross decreases for tax positions of prior years	(113)	(13)	(38)
Gross increases for tax positions of the current year	50	109	36
Settlements	(32)	(26)	(21)
Other	(17)	(8)	(16)
Balance as of December 31	$528	$579	$479
Of the amounts recorded as unrecognized income tax benefits as of December 31, 2024, $460 would reduce our effective tax rate if recognized.
We recognize accrued interest and penalties related to unrecognized income tax benefits in Provision for income taxes. The net impact of interest and penalties for the years ended December 31, 2024, 2023, and 2022 was not significant. Total accrued penalties and net accrued interest was $54 and $45 as of December 31, 2024 and 2023, respectively.
It is reasonably possible that a number of uncertainties could be resolved within the next 12 months. The aggregate resolution of the uncertainties could be up to $140, while none of the uncertainties is individually significant.

Resolution of these matters is not expected to have a material effect on our financial condition, results of operations or liquidity.
As of December 31, 2024, the following tax years remain subject to examination for the major jurisdictions where we conduct business:

Jurisdiction	Years
United States	2017	to	2024
Brazil	2019	to	2024
China	2014	to	2024
South Korea	2020	to	2024
Our originally filed U.S. federal income tax returns have been audited through 2016; however, our amended U.S. federal income tax returns are subject to audit for 2014-2015 and 2017-2018.
State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective return. The state effect of any changes to filed federal positions remains subject to examination by various states for a period of up to two years after formal notification to the states. We have various state income tax return positions in the process of examination, administrative appeals or litigation.
The Brazilian tax authority, Secretaria da Receita Federal do Brasil ("RFB"), concluded an audit for the taxable periods from 2008-2013. This audit included a review of our determinations of amortization of certain goodwill arising from prior acquisitions in Brazil, and the RFB has proposed adjustments that effectively eliminate the goodwill amortization benefits related to these transactions. Administrative appeals have been exhausted with a partial favorable decision for our position, and the remaining dispute is in the judicial phase. Based upon the matters that remain in dispute, the amount of the proposed tax and penalty adjustments is approximately $40 as of December 31, 2024 (translated at the December 31, 2024 currency exchange rate). The amount ultimately in dispute will be significantly greater because of interest. The first instance judge has issued a decision in our favor, finding that our amortization of the goodwill at issue was valid; however, an appeal is pending and final resolution of this matter is expected to take a number of years.
As part of the tax audit of our U.S. federal income tax returns for the taxable years ended December 31, 2017 and 2018, the U.S. Internal Revenue Service issued an adjustment that would increase the amount of the one-time transition tax on certain undistributed earnings of foreign subsidiaries owed by us. We believe we have adequate reserves and meritorious defenses and intend to vigorously defend against the assessment; however, it is expected to take a number of years to reach resolution of this matter.
As part of the tax audit of our U.S. federal income tax returns for the taxable years ended December 31, 2019 and 2020, the U.S. Internal Revenue Service proposed an adjustment that would increase the amount of U.S. income tax on distributions made by minority owned foreign affiliates. We believe we have meritorious defenses and intend to vigorously defend against the proposed adjustment and have therefore not recorded a reserve; however, it is expected to take a number of years to reach resolution of this matter.

Note 15.    Earnings Per Share
Basic and diluted earnings per share ("EPS") were calculated as follows:

	Year Ended December 31
(In millions, except per share amounts)	2024	2023	2022
Income from Continuing Operations	$2,192	$1,459	$1,679
Less: Net income attributable to noncontrolling interests	(33)	—	(27)
Income from Continuing Operations Attributable to Kimberly-Clark Corporation	2,159	1,459	1,652
Income from Discontinued Operations, Net of Income Taxes	386	305	282
Net Income Attributable to Kimberly-Clark Corporation	$2,545	$1,764	$1,934

Weighted-Average Common Shares
Basic	335.6	337.8	337.4
Dilutive effect of stock options and RSU awards	1.4	1.0	0.9
Diluted	337.0	338.8	338.3

Basic:
Continuing operations	$6.43	$4.32	$4.90
Discontinued operations	1.15	0.90	0.83
Basic Earnings per Share	$7.58	$5.22	$5.73

Diluted:
Continuing operations	$6.41	$4.31	$4.89
Discontinued operations	1.14	0.90	0.83
Diluted Earnings per Share	$7.55	$5.21	$5.72
We use the treasury stock method to calculate the dilutive effect of our outstanding stock-based awards. Options outstanding not included in the computation of diluted EPS because their exercise price was greater than the average market price of the common shares were not material. The number of common shares outstanding as of December 31, 2024, 2023 and 2022 was 331.8 million, 337.0 million and 337.5 million, respectively.
Note 16.    Segment Reporting
In the fourth quarter of 2024, we realigned our internal operating and management structure to streamline our supply chain and improve the efficiency of our corporate and regional overhead cost structures. As a result of this realignment, our operating segments were aggregated into three reportable segments defined by geographic regions and product groupings: North America, International Personal Care and International Family Care and Professional. Further, our measure of segment profitability was changed to include the effects of changes in exchange rates on monetary assets and liabilities for subsidiaries where we have adopted highly inflationary accounting.
Subsequently during 2025, our reportable segments were impacted by the following changes, which are reflected in all periods presented:
IFP Transaction
As a result of the IFP Transaction discussed in Notes 1 and 3, the results of operations and applicable assets and liabilities of the IFP Business are reported as discontinued operations in the Company's Consolidated Financial Statements and are excluded from segment results for all periods presented. This includes certain costs that were previously allocated to the IPC segment that relate to assets or activities that are part of the IFP Transaction. These costs have been removed from the results of the IPC segment and are reported as discontinued operations.

Additionally, certain operations and commercial activities of the former IFP segment retained by K-C are now reported in the NA and IPC segments.
Corporate and Other
Corporate and Other was updated for all periods presented to include the following:
•Operations of the former IFP segment that were divested prior to the IFP Transaction and therefore not reported as discontinued operations.
•Costs previously allocated to the former IFP segment that are not directly attributable to the operations included in the IFP Transaction and therefore are not reported as discontinued operations.
The Company's continuing operations are now organized into two reportable segments defined by geographic region: North America and International Personal Care. The reportable segments were determined in accordance with how our Chief Executive Officer, who is our chief operating decision maker ("CODM"), develops and executes global strategies to drive growth and profitability. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. The primary measure of segment profitability utilized by our CODM is segment operating profit. Our CODM uses this measure to assess the operating results and performance of our segments, perform analytical comparisons to budget and allocate resources to each segment. Segment operating profit excludes Corporate & Other, which primarily encompasses certain unallocated general corporate expenses, impairment charges, one-time (gains) or losses associated with acquisitions and divestitures, costs related to our reorganization activities that are not associated with the ongoing operations of the segments, certain operations of the former IFP segment that were divested prior to the IFP Transaction, and costs previously allocated to the former IFP segment that aren't reported as discontinued operations. Our CODM does not use assets by segment to evaluate performance or allocate resources. Therefore, we do not disclose assets by segment.
The principal sources of revenue in each segment are described below:
•North America consists of products encompassing each of our five global daily-need categories across consumer and professional channels including disposable diapers, training and youth pants, swimpants, baby wipes, feminine and incontinence care products, reusable underwear, facial and bathroom tissue, paper towels, napkins, wipers, tissue, towels, soaps and sanitizers and other related products. These products are sold under the Huggies, Pull-Ups, GoodNites, Kotex, Poise, Depend, Kleenex, Scott, Cottonelle, Viva, Wypall and other brand names.
•International Personal Care consists of three core categories — Baby & Child Care, Adult Care and Feminine Care, including disposable diapers, training and youth pants, swimpants, baby wipes, feminine and incontinence care products, reusable underwear and other related products. These products are sold under the Huggies, Kotex, Goodfeel, Intimus, Depend and other brand names.

The tables below present net sales and the significant expense categories that are included in Segment Operating Profit and regularly provided to our CODM:

	Year Ended December 31, 2024
	NA	IPC	Total
Segment Net Sales	$11,017	$5,743	$16,760
Corporate & Other			45
Total Net Sales			$16,805

Cost of Products Sold	$6,518	$3,755	$10,273
Advertising and Promotion Expense	806	416	1,222
Research, Selling and General Expense	1,151	733	1,884
Other (Income) and Expense, net(a)	—	13	13
Segment Operating Profit	$2,542	$826	$3,368
Corporate & Other			(668)
Total Operating Profit			$2,700

	Year Ended December 31, 2023
	NA	IPC	Total
Segment Net Sales	$10,996	$5,940	$16,936
Corporate & Other			210
Total Net Sales			$17,146

Cost of Products Sold	$6,608	$4,012	$10,620
Advertising and Promotion Expense	739	400	1,139
Research, Selling and General Expense	1,135	759	1,894
Other (Income) and Expense, net(a)	—	96	96
Segment Operating Profit	$2,514	$673	$3,187
Corporate & Other			(1,259)
Total Operating Profit			$1,928

	Year Ended December 31, 2022
	NA	IPC	Total
Segment Net Sales	$10,476	$6,109	$16,585
Corporate & Other			367
Total Net Sales			$16,952

Cost of Products Sold	$6,784	$4,276	$11,060
Advertising and Promotion Expense	608	349	957
Research, Selling and General Expense	968	762	1,730
Other (Income) and Expense, net(a)	—	14	14
Segment Operating Profit	$2,116	$708	$2,824
Corporate & Other			(515)
Total Operating Profit			$2,309
(a)Other (income) and expense, net primarily includes the effects of changes in exchange rates on monetary assets and liabilities for subsidiaries where we have adopted highly inflationary accounting.

Depreciation and amortization expense by segment was:

	Year Ended December 31
	2024	2023	2022
NA	$440	$430	$429
IPC	200	205	199
Total Segment Depreciation and Amortization	640	635	628
Corporate & Other	8	3	3
Total(a)	$648	$638	$631
(a)    Excludes discontinued operations. See Note 3 for depreciation and amortization of discontinued operations.
Capital spending by segment was:

	Year Ended December 31
	2024	2023	2022
NA	$443	$455	$502
IPC	157	196	236
Total Segment Capital Spending	600	651	738
Corporate & Other	5	15	4
Total(a)	$605	$666	$742
(a)    Excludes discontinued operations. See Note 3 for capital spending of discontinued operations.
Sales of Principal Products:

	Year Ended December 31
	2024	2023	2022
Baby and Child Care	$7,056	$7,054	$7,166
Family Care	3,928	4,024	3,991
Professional	2,152	2,385	2,285
Adult Care	1,864	1,809	1,730
Feminine Care	1,721	1,787	1,695
All Other	84	87	85
Total	$16,805	$17,146	$16,952
Net sales in the U.S. to third parties totaled $10.4 billion in 2024 and 2023 and $9.8 billion in 2022. No other individual country's net sales exceed 10% of net sales from continuing operations.
Net sales to Walmart Inc. as a percent of our net sales from continuing operations were approximately 16% in 2024 and 15% in 2023 and 2022. Net sales to Walmart Inc. were primarily in the NA segment.
Note 17.    Supplemental Data
Supplemental Income Statement Data

	Year Ended December 31
	2024	2023	2022
Advertising expense	$1,122	$1,026	$861
Research expense	328	303	285

Equity Companies' Data

	Net Sales	Gross Profit	Operating Profit	Net Income	Corporation’s Share of Net Income
2024	$3,180	$1,063	$727	$451	$216
2023	3,135	1,003	683	410	196
2022	2,690	707	438	240	116
	Current Assets	Non-Current Assets	Current Liabilities	Non-Current Liabilities	Stockholders’ Equity
2024	$1,536	$1,135	$1,050	$1,177	$444
2023	1,974	1,362	1,175	1,687	474
2022	1,585	1,303	814	1,751	323
Equity companies are accounted for under the equity method of accounting and are principally engaged in the manufacture and sale of products similar to those produced by the Company. As of December 31, 2024, our ownership interest in Kimberly-Clark de Mexico, S.A.B. de C.V. and subsidiaries ("KCM") was 47.9%. KCM is partially owned by the public, and its stock is publicly traded in Mexico. As of December 31, 2024, our investment in this equity company was $256, and the estimated fair value of the investment was $2.0 billion based on the market price of publicly traded shares. Our other equity ownership interests are not significant to our Consolidated Financial Statements.
As of December 31, 2024, undistributed net income of equity companies included in consolidated retained earnings was $1.2 billion.
Supplemental Balance Sheet Data

	December 31
Summary of Accounts Receivable, Net	2024	2023
From customers	$1,650	$1,778
Other	126	129
Less allowance for doubtful accounts and sales discounts	(48)	(71)
Total	$1,728	$1,836

	December 31
	2024			2023
Summary of Inventories by Major Class	LIFO	Non-LIFO	Total	LIFO	Non-LIFO	Total
Raw materials	$122	$201	$323	$121	$210	$331
Work in process	116	32	148	116	55	171
Finished goods	510	428	938	520	476	996
Supplies and other	—	243	243	—	243	243
	748	904	1,652	757	984	1,741
Excess of FIFO or weighted-average cost over LIFO cost	(200)	—	(200)	(192)	—	(192)
Total	$548	$904	$1,452	$565	$984	$1,549
Inventories are valued at the lower of cost or net realizable value, determined on the FIFO or weighted-average cost methods, and at the lower of cost or market, determined on the LIFO cost method.

	December 31
Summary of Other Current Assets	2024	2023
Prepaid expenses	$292	$238
Time deposits	171	147
Derivative assets	114	42
Other	117	68
Total	$694	$495

	December 31
Summary of Property, Plant and Equipment, Net	2024	2023
Land	$110	$99
Buildings	2,314	2,463
Machinery and equipment	12,498	12,512
Construction in progress	780	745
	15,702	15,819
Less accumulated depreciation	(9,418)	(9,214)
Total	$6,284	$6,605
Property, plant and equipment, net in the U.S. as of December 31, 2024 and 2023 was $4.4 billion. Depreciation expense was $641, $627 and $617 for the years ended December 31, 2024, 2023 and 2022, respectively.

	December 31
Summary of Accrued Expenses and Other Current Liabilities	2024	2023
Accrued advertising and promotion	$486	$469
Accrued salaries and wages	394	450
Accrued rebates	204	218
Accrued taxes - income and other	253	243
Operating leases	116	117
2024 Transformation Initiative liabilities	130	—
Accrued interest	99	88
Derivative liabilities	82	139
Other	327	339
Total	$2,091	$2,063

Supplemental Cash Flow Statement Data
The Consolidated Statements of Cash Flows are presented on a consolidated basis for both continuing operations and discontinued operations. As a result, supplemental cash flow data shown below reflects Kimberly-Clark's consolidated results for all periods presented.

Summary of Cash Flow Effects of Operating Working Capital	Year Ended December 31
	2024	2023	2022
Accounts receivable	$48	$127	$(151)
Inventories	10	290	(76)
Trade accounts payable	179	(109)	109
Accrued expenses	106	125	92
Accrued income taxes	(110)	122	20
Derivatives	79	(15)	9
Currency and other	(134)	42	(20)
Total	$178	$582	$(17)

	Year Ended December 31
Other Cash Flow Data	2024	2023	2022
Interest paid	$268	$277	$270
Income taxes paid	587	648	468
Supplier Finance Program
We have a supplier finance program managed through two global financial institutions under which we agree to pay the financial institutions the stated amount of confirmed invoices from our participating suppliers on the invoice due date. We, or the global financial institutions, may terminate our agreements at any time upon 30 days written notice. The global financial institutions may terminate our agreements at any time upon three days written notice in the event there are insufficient funds available for disbursement. We do not provide any forms of guarantees under these agreements. Supplier participation in the program is solely up to the supplier, and the participating suppliers negotiate their arrangements directly with the global financial institutions. We have no economic interest in a supplier’s decision to participate in the program, and their participation has no bearing on our payment terms or amounts due. The payment terms that we have with our suppliers under this program generally range from 75 to 180 days and are considered commercially reasonable. The outstanding amount related to the suppliers participating in this program was $1.0 billion as of December 31, 2024 and 2023, of which $185 and $190, respectively, are reported as discontinued operations. Amounts are recorded within Trade accounts payable and Current liabilities of discontinued operations.
The rollforward of the Company's outstanding obligations confirmed as valid under its supplier finance program are as follows:

Year Ended December 31, 2024
Confirmed obligations outstanding at the beginning of the year	$960
Invoices confirmed during the year	3,033
Confirmed invoices paid during the year	(2,989)
Confirmed obligations outstanding at the end of the year	$1,004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Kimberly-Clark Corporation:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Kimberly-Clark Corporation and subsidiaries (the "Corporation") as of December 31, 2024 and 2023, the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows, for each of the three years in the period ended December 31, 2024, and the related notes and the financial statement schedules listed in the Table of Contents at Item 15 (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Corporation's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 13, 2025 (not presented herein), expressed an unqualified opinion on the Corporation's internal control over financial reporting.
Basis for Opinion
These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the Corporation's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Sales Incentives and Trade Promotion Allowances —Refer to Note 1 to the Financial Statements
Critical Audit Matter Description
The Corporation utilizes various trade promotion programs globally. The cost of promotion activities is classified as a reduction in sales revenue and can result in a period of time between the date the customer earns a promotion and the date the customer claims the promotion. The Corporation records an estimate for trade promotions using customer sales associated with valid promotion events, actual promotion claims, and forecasted information of amounts earned by the customer but not yet claimed.
We identified the reductions to revenue associated with trade promotions and the related accrual as a critical audit matter because of the complexity and volume of the Corporation’s processes related to trade promotion programs and the subjectivity of estimating future customer claims. This required an extensive audit effort due to the complexity and volume of the trade promotion programs and information systems utilized globally as well as the subjectivity of estimating future customer claims related to the trade promotion accrual.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the reduction in revenue associated with trade promotions and the related accrual included the following, among others:
•With the assistance of our Information Technology (IT) specialists, we:
–Identified the significant systems used to process trade promotion transactions and tested the general IT controls over each of these systems, including testing of user access controls, change management controls, and IT operations controls.
–Tested the effectiveness of automated controls over revenue streams, including those over the evaluation of the accuracy and completeness of trade promotions.
•We tested the effectiveness of internal controls over the trade promotions and the related accrual, including those over the quantity of customer sales associated with valid promotion events and the estimated future promotion claims associated with the trade accrual.
•We evaluated trade promotion transactions using either substantive analytical procedures or by evaluating individual transactions. When analytical procedures were performed, we developed an expectation for reduction in revenue associated with trade promotions based on the relationship with gross sales adjusted for changes in data, if warranted. These adjustments to our expectation may consist of changes in product mix, sales margin, or inflation, and compared to the recorded amount. When individual promotion transactions were evaluated, we obtained evidence of the promotion agreement with the customer and the amounts of the promotions earned.
•We evaluated management’s ability to estimate future promotion claims by comparing actual promotion claims to management’s historical estimates.
•We evaluated the reasonableness of management’s estimate of future promotion claims by testing the underlying data related to (1) customer sales associated with valid promotion events, (2) actual promotion claims, and (3) forecasted information.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Dallas, Texas
February 13, 2025 (December 4, 2025, as to the effects of discontinued operations)
We have served as the Corporation’s auditor since 1928.

PART IV

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)Documents filed as part of this exhibit.
1.Financial statements.
The financial statements are set forth under Item 8 of this exhibit.
2.Financial statement schedules.
The following information is filed as part of this exhibit and should be read in conjunction with the financial statements contained in Item 8:
•Report of Independent Registered Public Accounting Firm
Schedule for Kimberly-Clark Corporation and Subsidiaries:
•Schedule II Valuation and Qualifying Accounts
All other schedules have been omitted because they were not applicable or because the required information has been included in the financial statements or notes thereto.

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
(In millions)

Description	Balance at Beginning Of Period	Additions		Deductions
		Charged to Costs and Expenses	Charged to Other Accounts(a)	Write-Offs and Reclassifications		Balance at End of Period
December 31, 2024
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$52	$(6)	$(4)	$13	(b)	$29
Allowances for sales discounts	19	250	(7)	243	(c)	19
December 31, 2023
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$40	$15	$3	$6	(b)	$52
Allowances for sales discounts	17	248	(4)	242	(c)	19
December 31, 2022
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$32	$14	$(2)	$4	(b)	$40
Allowances for sales discounts	15	239	(3)	234	(c)	17
(a)Includes bad debt recoveries and the effects of changes in foreign currency exchange rates.
(b)Primarily uncollectible receivables written off.
(c)Sales discounts allowed.

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(a)	Balance at End of Period
December 31, 2024
Deferred taxes
Valuation allowance	$298	$8	$—	$11	$295
December 31, 2023
Deferred taxes
Valuation allowance	$296	$46	$—	$44	$298
December 31, 2022
Deferred taxes
Valuation allowance	$281	$33	$—	$18	$296
(a)Represents the net currency effects of translating valuation allowances at current rates of exchange and benefits recognized to Other Comprehensive Income.